Exhibit 10.1

EXECUTION COPY

AMENDMENT No. 2 to the CREDIT AGREEMENT, dated as of November 17, 2017 (this “Amendment”), among H. B. FULLER COMPANY, a Minnesota corporation (the “Company”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the parties hereto have entered into that certain Credit Agreement, dated as of April 12, 2017 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”), among the Company, the Lenders party thereto, the Administrative Agent and the other parties thereto;

WHEREAS, the Company, the Loan Parties party thereto and the Administrative Agent have entered into that certain Security Agreement dated as of October 20, 2017 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Security Agreement”); and

WHEREAS, the parties hereto desire to amend the Existing Credit Agreement and the Security Agreement as set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Amended Credit Agreement has the meaning assigned to such term in the Amended Credit Agreement. Each reference in the Existing Credit Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference, and each reference in any other Loan Document to “thereof”, “thereunder”, “therein” or “thereby” or any other similar reference to the Existing Credit Agreement shall, from the Amendment Effective Date (as defined below), refer to the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes under the Amended Credit Agreement.

Section 2. Amendments to the Existing Credit Agreement. In each case with effect on and after the Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth in the copy of the Amended Credit Agreement attached as Annex I hereto.

Section 3. Amendments to the Security Agreement. With effect on and after the Amendment Effective Date, the Security Agreement is hereby amended to delete the reference to “Section 9.02” appearing in Section 5.12(c) of the Security Agreement and to replace such reference with “Section 9.19”.

Section 4. Representations of the Company. The Company represents and warrants that (a) all representations and warranties set forth in the Amended Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Amendment Effective Date (as defined below), except that (i) to the extent that any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects and (b) no Default or Event of Default shall exist and be continuing on the Amendment Effective Date.

Section 5. Conditions to Amendment Effective Date. This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”) upon satisfaction (or waiver in accordance with Section 9.02 of the Existing Credit Agreement) of the following conditions precedent:

(a) the Administrative Agent shall have received, from each of the Company, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and Lenders that in the aggregate constitute the Required Lenders under the Existing Credit Agreement as of the Amendment Effective Date, a counterpart of this Amendment, signed on behalf of such party (which may include facsimile or other electronic transmission of a signed signature page of this Amendment); and

(b) the Administrative Agent shall have received payment of the Administrative Agent’s and its affiliates’ reasonable out-of-pocket expenses (including reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent) in connection with this Amendment.

Section 6. Certain Consequences of Effectiveness.

(a) Except as expressly set forth herein and in Annex I attached hereto, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or any other party under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(b) Nothing herein shall be deemed to entitle the Company or any Subsidiary Guarantor to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document in similar or different circumstances.

(c) By signing this Amendment, each of the Company and each Subsidiary Guarantor hereby (i) confirms that the Obligations of the Company and each Subsidiary Guarantor under the Amended Credit Agreement and the other Loan Documents as amended hereby are entitled to the benefit of the Subsidiary Guaranty and the Guarantee of the Company set forth in the relevant Loan Documents, (ii) confirms that the Loan Documents as amended hereby are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and (iii) to the extent such Loan Party granted liens on or security interests in any of its properties pursuant to the Security Agreement or any of the other Loan Documents, ratifies and reaffirms such grant of security (and any filings with Governmental Authorities made in connection therewith) and confirms that such liens and security interests continue to secure the Obligations, including, without limitation, all additional Obligations resulting from or incurred pursuant to the Credit Agreement.

Section 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 8. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS

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CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9. Venue; Etc. Each party hereto hereby agrees to the terms set forth in Sections 9.09(b), (c) and (d) of the Existing Credit Agreement, and such Sections are hereby incorporated by reference herein mutatis mutandis.

Section 10. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

H.B. FULLER COMPANY, as the Company

By:	/s/ John Corkrean
Name: John J. Corkrean
Title: Executive Vice President and Chief
Financial Officer

Signature Page to Amendment No. 2 to Credit Agreement

H.B. FULLER INTERNATIONAL, INC., as a Subsidiary Guarantor

By:	/s/ Cheryl A. Reinitz
Name: Cheryl A. Reinitz
Title: Treasurer

H.B. FULLER CONSTRUCTION PRODUCTS INC., as a Subsidiary Guarantor

By:	/s/ Cheryl A. Reinitz
Name: Cheryl A. Reinitz
Title: Treasurer

WISDOM ADHESIVES, LLC, as a Subsidiary Guarantor

By:	/s/ Cheryl A. Reinitz
Name: Cheryl A. Reinitz
Title: Treasurer

HBF WINDSOR HOLDING CO., as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi A. Weiler
Title: Treasurer

Signature Page to Amendment No. 2 to Credit Agreement

ADCO GLOBAL, INC., as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Treasurer

ADCO PRODUCTS, LLC, as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Treasurer

ASP ROYAL ACQUISITION CORP., as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Vice President and Treasurer

DALTON PROPERTIES LLC, as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Treasurer

ROYAL ACQUISITION CORP., as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Vice President and Treasurer

Signature Page to Amendment No. 2 to Credit Agreement

ROYAL ADHESIVES AND SEALANTS, LLC, as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Treasurer

ROYAL HOLDINGS, INC., as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Vice President and Treasurer

SIMPSONVILLE PROPERTIES LLC, as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Treasurer

SOUTH BEND PROPERTIES LLC, as a Subsidiary Guarantor

By:	/s/ Heidi A. Weiler
Name: Heidi Weiler
Title: Treasurer

Signature Page to Amendment No. 2 to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender, as Administrative Agent and as Collateral Agent

By:	/s/ Richard Barritt
Name: Richard Barritt
Title: Vice President

Signature Page to Amendment No. 2 to Credit Agreement

Name of Lender:
U.S. BANK NATIONAL ASSOCIATION

By	/s/ Edward B. Hanson
Name: Edward B. Hanson
Title: Senior Vice President

Signature Page to Amendment No. 2 to Credit Agreement

CITIBANK, N.A.

By	/s/ John Tucker
Name: John Tucker
Title: Vice President

Signature Page to Amendment No. 2 to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., individually as a Lender and as an Issuing Bank

By	/s/ Mark S. Campbell
Name: /Mark S. Campbell
Title: Authorized Signatory

Signature Page to Amendment No. 2 to Credit Agreement

Name of Lender: Morgan Stanley Bank, N.A.

By	/s/ Pat Layton
Name: Pat Layton
Title: Authorized Signatory

Signature Page to Amendment No. 2 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By	/s/ A. Quinn Richardson
Name: A. Quinn Richardson
Title: Senior Vice President

Signature Page to Amendment No. 2 to Credit Agreement

Name of Lender HSBC Bank USA, National Association

By	/s/ Roderic Craig
Name: Roderic Craig
Title: Senior Manager

Signature Page to Amendment No. 2 to Credit Agreement

Name of Lender: PNC Bank, National Association

By	/s/ Bridget Anderson
Name: Bridget Anderson
Title: Assistant Vice President

Signature Page to Amendment No. 2 to Credit Agreement

Name of Lender: The Northern Trust Company

By	/s/ Molly Drennan
Name: Molly Drennan
Title: Senior Vice President

Signature Page to Amendment No. 2 to Credit Agreement

ANNEX I

Amended Credit Agreement

[See attached]

Annex I

CONFORMED COPY THROUGH

~~AMENDMENT NO~~Amendment No. 1 ~~DATED AS OF SEPTEMBER~~dated as of September 29, 2017

and

Amendment No. 2 dated as of November 17, 2017

CREDIT AGREEMENT

dated as of

April 12, 2017,

as amended by Amendment No. 1 effective as of

the Amendment No. 1 Closing Date

among

H.B. FULLER COMPANY

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION, CITIBANK, N.A.,

and

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

as Co-Syndication Agents

and

BANK OF AMERICA, N.A., HSBC BANK USA, NATIONAL ASSOCIATION, and

PNC BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, CITIGROUP GLOBAL MARKETS INC. and MORGAN STANLEY MUFG LOAN PARTNERS, LLC

as Joint Bookrunners and Co-Lead Arrangers

(continued)

i

(continued)

(continued)

(continued)

Page
SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.02	—	Letter of Credit Commitments
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.01	—	Subsidiaries
Schedule 3.06	—	Disclosed Matters
Schedule 5.09	—	Certain Mortgaged Properties
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.08	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Loan Parties’ U.S. Counsel
Exhibit B-2	—	Form of Opinion of the Irish Subsidiary’s Irish Counsel
Exhibit C-1	—	Form of Increasing Lender Supplement
Exhibit C-2	—	Form of Augmenting Lender Supplement
Exhibit D	—	List of Closing Documents
Exhibit ~~E-1~~ E	—	~~Form of Borrowing Subsidiary Agreement~~[Reserved]
~~Exhibit E-2~~	—	~~Form of Borrowing Subsidiary Termination~~
Exhibit F	—	Form of Subsidiary Guaranty
Exhibit G	—	Form of Security Agreement
Exhibit H	—	Form of Perfection Certificate
Exhibit I	—	Form of Perfection Certificate Supplement
Exhibit J	—	Form of Mortgage
Exhibit K	—	Form of Intercreditor Agreement

CREDIT AGREEMENT dated as of April 12, 2017 (as amended by Amendment No. 1 effective as of the Amendment No. 1 Closing Date) among H.B. FULLER COMPANY, the LENDERS from time to time party hereto, U.S. BANK, NATIONAL ASSOCIATION, CITIBANK, N.A. and MORGAN STANLEY MUFG LOAN PARTNERS, LLC, as Co-Syndication Agents, BANK OF AMERICA, N.A., HSBC BANK USA, NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2009 Note Agreement” means that certain Note Purchase Agreement dated as of December 16, 2009 regarding $17,000,000 5.13% Senior Notes, Series A, due December 16, 2016, $33,000,000 5.13% Senior Notes, Series B, due December 16, 2019, $35,000,000 5.61% Senior Notes, Series C, due December 16, 2019, and $65,000,000 5.61% Senior Notes, Series D, due February 24, 2020, together with all promissory notes and other documents, instruments and agreements issued thereunder or relating thereto.

“2012 Note Agreement” means that certain Note Purchase Agreement dated as of March 5, 2012, regarding $250,000,000 4.12% Senior Notes, Series E, due March 5, 2022, together with all promissory notes and other documents, instruments and agreements issued thereunder or relating thereto.

“2014 Credit Agreement” means that certain Credit Agreement dated as of October 31, 2014 by and among the Company, certain foreign subsidiary borrowers which may from time to time be party thereto, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended prior to the Effective Date.

“2016 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 3, 2016.

“2017 10-Q” means the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 3, 2017.

“2017 Indenture” means that certain Indenture between the Company and U.S. Bank National Association, as trustee, dated as of February 14, 2017 and as supplemented by that First Supplemental Indenture dated as of February 14, 2017, in respect of the Company’s 4.000% Notes due 2027, as in effect on the date of Amendment No. 1.

“2017 Indenture Restricted Subsidiary” has the meaning assigned to the term “Restricted Subsidiary” in the 2017 Indenture.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acknowledgment of Grantors” has the meaning assigned to such term in the Intercreditor Agreement.

“Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate “ means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Agreed Currencies” means (a) Dollars, (b) euro, (c) Pounds Sterling, and (d) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent, each of the Revolving Lenders and, with respect to any Letter of Credit issued by any Issuing Bank, such Issuing Bank; provided that with respect to Swingline Loans only, “Agreed Currencies” shall mean Dollars and each other currency as is acceptable to the Swingline Lender in its sole discretion.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).

“Amendment No. 1” means Amendment No. 1 to the Credit Agreement, dated as of September 29, 2017 and effective as of the Amendment No. 1 Closing Date, among the Company, the Administrative Agent and the Lenders party thereto.

“Amendment No. 1 Closing Date” has the meaning assigned to the term “Amendment Closing Date” in Amendment No. 1.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.25 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders; provided that in the case of Section 2.25 when a Defaulting Lender shall exist, any such Defaulting Lender’s Term Loan Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, any ABR Revolving Loan or with respect to the unused commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread for Revolving Loans”, “ABR Spread for Revolving Loans” or “Unused Commitment Fee Rate”, as the case may be, based upon the Secured Leverage Ratio as determined below:

Pricing Level	Secured Leverage Ratio	Eurocurrency Spread for Revolving Loans	ABR Spread for Revolving Loans	Unused Commitment Fee Rate
1	Less than 3.25:1.00	1.25%	0.25%	0.175%
2	Equal to or higher than 3.25:1.00 and lower than 4.00:1.00	1.50%	0.50%	0.20%
3	Equal to or higher than 4.00:1.00 and lower than 4.75:1.00	1.75%	0.75%	0.25%
4	Equal to or higher than 4.75:1.00 and lower than 5.50:1.00	2.00%	1.00%	0.30%
5	Equal to or higher than 5.50:1.00	2.25%	1.25%	0.40%

Any increase or decrease in the Applicable Rate resulting from a change in the Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 5.01(c); provided that at the option of the Required Lenders, Pricing Level 5 shall apply (1) as of the first Business Day after the date on which a compliance certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such compliance certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (2) as of the first Business Day after an Event of Default under clause (a), (~~j~~b) ~~or~~, (h), (i) or (j) of Article VII shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). Notwithstanding the foregoing, Pricing Level ~~3~~4 shall apply from the Amendment No. 1 Closing Date until the first change as provided above.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“ASP Royal” has the meaning assigned to such term in the definition of “Specified

Transactions”.

“ASP Royal Acquisition” has the meaning assigned to such term in the definition of “Specified Transactions”.

“ASP Royal Acquisition Agreement” has the meaning assigned to such term in the definition of “Specified Transactions”.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” has the meaning assigned to such term in the 2017 Indenture.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Available Amount” means, as at any date, an amount equal to:

(a)	the sum, without duplication, of

(i) $100,000,000; plus

(ii) if positive, 50% of the Consolidated Net Income of the Company and its Subsidiaries for the period (taken as one accounting period) commencing with the fiscal year ending on or about November 30, 2017 to the end of the most recent fiscal quarter ending prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, as of such date (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(iii) 100% of the aggregate amount of the net cash proceeds received after the Amendment No. 1 Closing Date from any issuance of Qualified Equity Interests by the Company, to the extent not otherwise applied, minus

(b)	the sum of

(i) the aggregate amount of any Restricted Payments made prior to such date pursuant to Section 6.06(d), plus

(ii) the aggregate amount of any investments made prior to such date pursuant to Section 6.04(n).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by ~~any~~the Borrower for a Borrowing in accordance with Section 2.03.

~~“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit E-1.~~

~~“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit E-2.~~

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to (i) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and (ii) any Lender, refers to whether such Lender is a Revolving Lender or a Term Lender.

“CNTA Covered Indebtedness” means (a) all “Secured Debt” (as defined in the 2017 Indenture) (other than debt secured by Permitted Mortgages) or (b) Attributable Indebtedness of the Company and its 2017 Indenture Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (other than debt secured by Permitted Mortgages), in each case to the extent subject to the “Restrictions on Secured Debt” covenant in the 2017 Indenture.

“CNTA Basket “ means the basket under the “Restrictions on Secured Debt” covenant in the 2017 Indenture for CNTA Covered Indebtedness, in an aggregate amount for all CNTA Covered Indebtedness not to exceed the CNTA Limit.

“CNTA Limit” means, as of any time of incurring any CNTA Covered Indebtedness, 15% of Consolidated Net Tangible Assets at such time.

“Co-Documentation Agents” means each of Bank of America, N.A., HSBC Bank USA, National Association and PNC Bank, National Association in its capacity as a co-documentation agent for the credit facilities evidenced by this Agreement.

“Co-Syndication Agent” means each of U.S. Bank National Association, Citibank, N.A. and Morgan Stanley MUFG Loan Partners, LLC, acting through Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as a co-syndication agent for the credit facilities evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all “Collateral” or “Mortgaged Property” as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document; provided that at no time shall this definition or any of the foregoing include any Excluded Property.

“Collateral Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as collateral agent for the Secured Parties under the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, any Security Agreement Supplements, any Intellectual Property Security Agreements and the Mortgages delivered to the Collateral Agent on the Amendment No. 1 Closing Date or pursuant to Sections 5.09 or 5.11

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means H.B. Fuller Company, a Minnesota corporation.

“Computation Date” is defined in Section 2.04.

“Consolidated EBITDA” means, with reference to any period, the sum of the following: (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of the following for such period (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) all amounts attributable to depreciation and amortization, (iv) non-cash impairment losses related to long-lived assets, intangible assets or goodwill, (v) extraordinary non-cash losses incurred other than in the ordinary course of business, (vi) nonrecurring extraordinary non-cash restructuring charges and the non-cash impact of purchase accounting, (vii) expenses relating to the ASP Royal Acquisition, including but not limited to advisory and financing costs, in an aggregate amount for the life of this Agreement not exceeding $40 million; (viii) one-time costs of or incurred in connection with prepayment premiums, make-whole amounts and similar costs paid on account of the prepayment of the obligations under the 2009 Note Agreement and the 2012 Note Agreement; (ix) reasonably identifiable and factually supportable “run rate” cost savings and synergies in connection with the ASP Royal Acquisition, to the extent projected by the Company in good faith to result from specified actions taken or expected to be taken within 12 months after the ASP Royal Acquisition, in an aggregate amount not to exceed 15% of the Consolidated EBITDA for the relevant test period (calculated before giving effect to this clause (ix)); (x) charges and expenses relating to the integration of ASP Royal during the fiscal years ending in 2017, 2018 and 2019, in an aggregate amount (as to all years combined) not exceeding $30 million; (xi) charges and expenses relating to the restructuring that began prior to the ASP Royal Acquisition, incurred in the Company’s fiscal years ending in 2017 and 2018, in an aggregate amount (as to both years combined) not exceeding $28 million; (xii) one-time, non-capitalized charges relating to the Company’s SAP implementation during fiscal years ending in 2017 through 2021, in an amount not exceeding $13 million in any single fiscal year, minus (c) without duplication and to the extent included in determining such Consolidated Net Income, extraordinary non-cash gains incurred other than in the ordinary course of business; all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For purposes of Section 6.09(b), Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) during which a Material Acquisition or a Material Disposition shall have been made by the Company or any Subsidiary shall be calculated after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent but in any case without giving effect to any cost savings in excess of $5,000,000 during any Reference Period) to such Material Acquisition or Material Disposition (as applicable), as if such Material Acquisition or Material Disposition (as applicable) occurred on the first day of such Reference Period. For purposes of this definition, the term “Material Acquisition” means any acquisition or series of related acquisitions by the Company or any Subsidiary that (A) constitutes a Permitted Acquisition, and (B) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000 and the term “Material Disposition” means any sale, transfer or other disposition or series of related sales, transfers or dispositions by the Company or any Subsidiary that (C) constitutes a disposition of all or substantially all of the assets of, or all or a majority of the Equity Interests in, a Person or division or line of business of a Person, and (D) involves the receipt of consideration by the Company and its Subsidiaries in excess of $10,000,000. For the avoidance of doubt, for purposes of this definition, cash expenses shall be deemed to be incurred when recorded in the financial statements in accordance with GAAP, regardless of the date on which such cash expenses are, in fact, paid.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation the portion of Capital Lease Obligations that constitutes imputed interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP, and including, to the extent allocable to such period in accordance with GAAP, (a) net costs (or benefits) under Interest Rate Swap Agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers acceptance financing and (c) the interest component of all Attributable Receivables Indebtedness of the Company and its Subsidiaries.

“Consolidated Net Tangible Assets” has the meaning assigned to such term in the 2017 Indenture.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness for Borrowed Money of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances, and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries. For the avoidance of doubt, Consolidated Total Indebtedness includes all Attributable Receivables Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Country Risk Event” means:

(a) any law, action or failure to act by any Governmental Authority in ~~any~~the Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

(i) changing the obligations under the relevant Letter of Credit, this Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Banks, the Lenders or the Administrative Agent,

(ii) changing the ownership or control by ~~such~~the Borrower or Letter of Credit beneficiary of its business, or

(iii) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(b) force majeure; or

(c) any similar event

which, in relation to (a), (b) and (c), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the applicable Issuing Bank and freely available to the Administrative Agent or such Issuing Bank.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings, the labor controversies and the environmental matters disclosed in the Company’s 2016 10-K, the Company’s 2017 10-Q and Schedule 3.06.

“Disposition” means any sale, lease, license, transfer, assignment or other disposition of all or any portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the equivalent in such currency of such amount of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America or any state thereof or the District of Columbia.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under final regulations in effect on the Effective Date); (b) the failure to comply with the applicable minimum funding standards of Section 412 of the Code and Sections 302 and 303 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability to the PBGC under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Eurocurrency Swingline Loan” means a Eurocurrency Loan made as a Swingline Loan denominated in a Foreign Currency.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Property” means (a) (i) all owned real property other than Material Real Property and (ii) all leasehold interests in real property; (b) (i) motor vehicles and other assets subject to certificates of title, (ii) rolling stock, barges and minority interests in aircraft and (iii) letter of credit rights in an amount less than $5,000,000 (except, in the case of each of clauses (i), (ii) and (iii), to the extent perfection can be achieved by filing a UCC-1 financing statement), (c) commercial tort claims in an amount less than $5,000,000; (d) pledges and security interests prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar laws) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (e) all (A) voting Equity Interests in each Foreign Subsidiary in excess of 65% of the total combined voting power of the Equity Interests of such Subsidiary directly owned by Loan Parties, (B) Equity Interests in each non-wholly-owned entity to the extent such pledge is prohibited by the organizational documents of such entity (except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar laws) and (C) Equity Interests in the Specified Subsidiary and any intercompany debt owed to the Company by the Specified Subsidiary (so long as such Equity Interests in the Specified Subsidiary and such intercompany debt do not secure any other Material Indebtedness); (f) rights arising under any contract, instrument, lease, license or other agreement, or any property subject to a purchase money security interest, Capital Lease Obligation or other arrangement, to the extent that a grant of a security interest therein would violate or invalidate such contract, instrument, lease, license or agreement, or any documents governing such purchase money security interest, Capital Lease Obligation or other arrangement, or create a right of termination in favor of any other party thereto (other than the Company and its Subsidiaries), in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar laws; (g) those assets as to which the cost of obtaining a security interest therein or perfection thereof would be excessive in relation to the value afforded to the Lenders thereby, as reasonably agreed by the Company and the Administrative Agent; (h) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti assignment provisions of the Uniform Commercial Code or similar laws; (i) “intent-to-use” trademark applications; (j) any property acquired after the Amendment No. 1 Closing Date that is subject to a pre-existing security interest permitted hereunder (provided that such security interest was not incurred in anticipation of the acquisition of such property) for so long as the contract or other agreement governing such security interest prohibits the creation of any other security interest on such property, except to the extent such prohibition is rendered ineffective after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code or similar laws; (k) property to the extent the granting of a security interest in such property could reasonably be expected to result in material adverse tax consequences to the Company and its Subsidiaries taken as a whole, as reasonably determined in good faith by the Company and subject to the reasonable consent of the Administrative Agent; (l) tax, payroll, healthcare, employee wage or benefit, fiduciary, escrow, defeasance, redemption and trust accounts; (m) all accounts that are swept to a zero balance on a daily basis; (n) Margin Stock; and (o) Equity Interests of any captive insurance companies and special purpose entities that are Receivables Entities.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any political subdivision or state thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or any Issuing Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any political subdivision or state thereof, or any similar tax imposed by any other jurisdiction in which the Company is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a) and (d) any United States federal withholding taxes imposed by FATCA.

“Existing Joint Venture “ means any corporation, limited liability company, joint venture or similar limited liability legal entity in existence on the Effective Date which was formed or entered into by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary.

“Existing Letters of Credit” is defined in Section 2.06(a).

“Existing Note Agreements” means the 2009 Note Agreement and the 2012 Note Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Company determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Expense) during such period and (b) scheduled principal payments in respect of Indebtedness owed to third parties by the Company or its Subsidiaries during such period (excluding, for the avoidance of doubt, any mandatory prepayments).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the four fiscal quarter period most recently ended on or prior to such date of determination to (ii) the Fixed Charges for such period.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004.

“Foreign Currencies” means each Agreed Currency other than Dollars.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee “ of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a counterparty to a Swap Agreement with a Loan Party or any Subsidiary and that is a Lender, the Administrative Agent or an Affiliate of any of the foregoing as of the Amendment No. 1 Closing Date or, if later, the date on which such Swap Agreement is entered into, in each case in its capacity as a party thereto; provided that no such Person shall be considered a Hedge Bank until such time as (x) such Person (except the Administrative Agent) shall have delivered written notice to the Administrative Agent that such Swap Agreement has been entered into and that, subject to the satisfaction of clause (y) below, such Person constitutes a Hedge Bank with respect to such Swap Agreement, entitled to the benefits of the Subsidiary Guaranty and the Collateral under the Loan Documents and (y) the Company has designated such Person as a “Hedge Bank” and such Swap Agreement as a “Secured Swap Agreement” in a written notice delivered to the Administrative Agent.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lesser of the amount secured and the fair market value of the property subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net obligations of such Person under any Swap Agreement or under any similar type of agreement and (l) all Attributable Receivables Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of the financial covenants under this Agreement, preferred stock issued by any Person shall not be considered Indebtedness of such Person. Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Company or any Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Company or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include, to the extent the same are not, and will not be, reflected as indebtedness or liabilities on the consolidated balance sheet of the Company, contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof.

“Indebtedness for Borrowed Money” of any Person means, without duplication, the sum of Indebtedness of such Person described in clauses (a), (b), (h), (i), (j) and (l) of the definition of “Indebtedness”, but shall exclude (a) notes, bills and checks presented in the ordinary course of business by such Person to banks for deposit or collection, and (b) with respect to the Company and its Subsidiaries, all obligations of the Company and its Subsidiaries of the character referred to in this definition to the extent owing to the Company or any of its Subsidiaries.

“Indemnified Taxes” means Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document.

~~“Index Debt” means rated senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.~~

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated January 2017 relating to the Company and the Transactions.

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Security Agreement.

“Intercreditor Agreement “ means an intercreditor agreement substantially in the form attached as Exhibit K hereto or any other form approved by the Administrative Agent and the Company, as may be in effect from time to time.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that

(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Swap Agreement” means any Swap Agreement settled by reference to one or more interest rates.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Irish Subsidiary” means H.B. Fuller Finance (Ireland) Unlimited Company, a company organized under the laws of the Republic of Ireland.

“Issuing Bank” means each of (i) JPMorgan Chase Bank, N.A., (ii) U.S. Bank National Association, (iii) Citibank, N.A., (iv) The Bank of Tokyo-Mitsubishi UFJ, Ltd. and (v) Morgan Stanley Bank, N.A. each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to mean a reference to the relevant Issuing Bank.

“Joint Venture” means any corporation, limited liability company, joint venture or similar limited liability legal entity formed or entered into by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure “ means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated thereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated thereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.02, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. Each Issuing Bank’s Letter of Credit Commitment may be decreased or increased from time to time with the written consent of the Company and the Issuing Banks; provided that any decrease in the Letter of Credit Commitment of any Issuing Bank to an amount less than such Issuing Bank’s Letter of Credit Commitment as of the Effective Date (or the date such Issuing Bank assumed a Letter of Credit Commitment hereunder, as applicable), shall require the consent of the Company, the Administrative Agent and such Issuing Bank.

“Leverage Ratio” means, on any date of determination, the ratio of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14. For the avoidance of doubt, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on either of such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, ~~each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination,~~ any Letter of Credit applications, the Amended and Restated Subsidiary Guaranty, each Collateral Document, the Intercreditor Agreement (if in effect), any promissory notes executed and delivered pursuant to Section 2.10(e), any intercreditor agreement contemplated by the last sentence of Section 6.02, any agreements between the Company and an Issuing

Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of Letters of Credit and any and all other instruments and documents executed and delivered in connection with any of the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (b) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Majority in Interest” means, at any time (i) in the case of the Revolving Lenders, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures and the aggregate unused Revolving Commitments at such time and (ii) in the case of the Term Lenders, Lenders having outstanding Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the aggregate principal amount of all Term Loans outstanding and the aggregate unused Term Loan Commitments at such time.

“Margin Stock” has the meaning provided in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition, results of operations or prospects of the Company and the Subsidiaries taken as a whole or (b) the ability of ~~any~~the Borrower or any other Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (c) the rights of or benefits or remedies available to the Lenders or the Administrative Agent under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means each fee-owned real property of the Loan Parties (i) with a fair market value (as determined by the Borrower in its reasonable discretion) in excess of $5 million as of the Amendment No. 1 Closing Date (with respect to each real property owned on the Amendment No. 1 Closing Date) or (ii) as of the date of acquisition of such real property (with respect to any such real property acquired after the Amendment No. 1 Closing Date), including each real property listed on Schedule 5.09.

“Material Subsidiary” means each Subsidiary (a) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of the Company’s Consolidated EBITDA for such period or (b) which contributed greater than five percent (5%) of the Company’s Consolidated Total Assets as of such date; provided that if, upon delivery of any annual or quarterly consolidated financial statements of the Company under Section 5.01(a) or (b), the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for the period of 4 fiscal quarters then ending or ten percent (10%) of Consolidated Total Assets as of the end of such fiscal quarter, the Borrower shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries; provided further that the Borrower may at any time designate any Subsidiary as a Material Subsidiary in its sole discretion, even if not required to satisfy the foregoing; provided further that the Borrower may remove any Subsidiary’s designation as a Material Subsidiary if no Event of Default is continuing and, after giving effect to such removal, the aggregate amount of Consolidated EBITDA or Consolidated Total Assets (as determined as of the date of the most recent annual or quarterly consolidated financial statements delivered under Section 5.01(a) or (b)) attributable to all Domestic Subsidiaries that are not Material Subsidiaries would not exceed ten percent (10%) of Consolidated EBITDA or ten percent (10%) of Consolidated Total Assets, as determined by the most recent annual or quarterly consolidated financial statements of the Company delivered under Section 5.01(a) or (b).

“Maturity Date” means April 12, 2022.

“MIRE Event “ shall mean if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Revolving Commitments or Loans (including any increase of Commitments under Section 2.20 of this Agreement, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of any Letter of Credit).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policy” has the meaning set forth in Section 5.09.

“Mortgaged Property” means each Material Real Property that is required to be subject to a Mortgage pursuant to Section 5.09 or 5.11.

“Mortgages” means, collectively, the mortgages, deeds of trust, trust deeds, and deeds to secure debt, as applicable, that are required to be executed and delivered pursuant to Sections 5.09 and 5.11 in each case substantially in the form of Exhibit J attached hereto or any other form reasonably approved by the Administrative Agent and the Company, in each case creating and evidencing a Lien on a Mortgaged Property, with such terms and provisions as may be required by the applicable laws of the relevant jurisdiction; provided, that any such Mortgage, to the extent encumbering a Principal Property, shall provide that the Obligations secured by Principal Property or any shares of stock of any 2017 Indenture Restricted Subsidiary or any debt owed to the Company by any 2017 Indenture Restricted Subsidiary (other than to the extent secured by Permitted Mortgages) (together with any other CNTA Covered Indebtedness) shall not exceed, at any time that any CNTA Covered Indebtedness is incurred, the CNTA Limit at such time so as to not require any notes issued pursuant to the 2017 Indenture to be equally and ratably secured with the Obligations.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Money Credit Event” means with respect to any Issuing Bank, any increase (directly or indirectly) in such Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to the Company or any Governmental Authority in ~~such~~the Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (a) any law, action or requirement of any Governmental Authority in ~~such~~the Borrower’s or such Letter of Credit beneficiary’s country, or (b) any request in respect of external indebtedness of borrowers in ~~such~~the Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (a) or (b), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations “ means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement (including any Secured Swap Agreement) or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but in any event excluding Excluded Taxes.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit H hereto, as the same shall be supplemented from time to time.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit I.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition (without giving effect to any cost savings in excess of $5,000,000 during any Reference Period as described in the definition of Consolidated EBITDA), with the covenants contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $100,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent and (e) in the case of an acquisition, merger or consolidation involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies on property that are not yet due or are due but may thereafter be paid without penalty or are being contested in compliance with Section 5.04;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, servicemen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits (including letters of credit, surety bonds and other escrowed or trust holdings) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) liens covering cash deposits and other investments to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, customs bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff or any contractual Liens or netting rights in favor of the relevant depository institutions in connection with any cash management services provided to the Company and its Subsidiaries;

(h) Liens granted in the ordinary course of business to licensors or sublicensors which encumber licensed intellectual property and inventory produced thereunder (but not any receivables from the sale, distribution or licensing thereof);

(i) Liens representing any interest of a licensee or sublicense arising by virtue of being granted a license or sublicense (including the provision of software under an open source license) permitted by this Agreement (so long as any such Lien does not secure any Indebtedness); and

(j) contractual rights of setoff or any contractual Liens or netting rights, in each case in favor of swap counterparties.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) obligations of any State of the United States of America or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating from S&P of AA or better, or from Moody’s of Aa2 or better, and maturing within one year from the date of acquisition thereof;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) or (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term credit rating from S&P of A-1 or better, or from Moody’s of P-1 or better;

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g) in the case of investments by any Foreign Subsidiary, (i) investments in certificates of deposit, bankers’ acceptances, time deposits and similar bank obligations in the ordinary course of business and generally consistent with past practice to the extent placed with any well-capitalized commercial bank or financial institution which is located in the jurisdiction where such Foreign Subsidiary is located and (ii) other investments of a nature substantially similar and of similar credit quality to the investments described above to the extent made in the ordinary course of business and generally consistent with past practice in the jurisdiction in which such Foreign Subsidiary is located; and

(h) other investments made in accordance with the Company’s investment policy as disclosed to the Administrative Agent prior to the Effective Date and with such amendments or modifications thereto as are from time to time approved by the Administrative Agent.

“Permitted Mortgages” has the meaning assigned to such term in the 2017 Indenture.

“Permitted Receivables Facility” means a receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale, transfer and/or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to a Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, transfer and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue or convey purchaser interests, investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity and all proceeds thereof and (b) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Company and its Subsidiaries which are made pursuant to a Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement unless otherwise consented to by the Administrative Agent, (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (c) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Related Assets” means any assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).

“Permitted Supplier Financing” means the sale by the Company or any Subsidiary of accounts receivable owing to it by one or more account debtors which would otherwise pay on terms longer than general market practices pursuant to a receivables purchase agreement or other customary documentation between the Company and/or any Subsidiary and a counterparty institution (any such agreement or other documentation, a “Receivables Purchase Agreement”), whereby the Company or such Subsidiary, as applicable, promptly receives cash proceeds from the counterparty institution in an amount equal to the face value of the sold accounts receivable net of a commercially reasonable and customary discount rate; provided, that:

(i)	any such sale is a true sale with any recourse to the Company or such Subsidiary limited to breach of representation, warranty or covenant by the Company or such Subsidiary, as applicable, with respect to the sold accounts receivable;

(ii)	such Receivables Purchase Agreement is on customary terms for such arrangement; and

(iii)	no Event of Default exists under paragraph (a), (b), (h) or (i) of Article VII at the time of, or would result from, the sale of such accounts receivable.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” has the meaning assigned to such term in the 2017 Indenture.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Receivables” means any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” means a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the

Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Company and those Subsidiary Guarantors that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Revolving Lender, clause (a) of the definition of Swingline Exposure shall not be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have been required to fund its participation in the outstanding Swingline Loans and failed to do so.

“Restricted Payment” means~~, collectively, (i)~~ any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company and ~~(ii) any voluntary principal payment on, or redemption, repurchase, defeasement or other acquisition or retirement for value, in each case prior to any scheduled repayment, sinking fund payment or maturity (it being understood that payments of regularly scheduled principal, interest, and mandatory prepayments; payments as a result of a change of control, asset sale, event of loss, or other mandatory offer to repurchase, redeem, defease or prepay upon a “fundamental change” (or similar event); and payments of fees, expenses and indemnification obligations, in each case shall not be “Restricted Payments”), of any Indebtedness that is expressly subordinated to the prior payment in full in cash of the Obligations (other than intercompany Indebtedness so long as, in the case of any such intercompany Indebtedness owed to a Person that is not a Loan Party, such payment is made in accordance with the terms of any applicable subordination provisions governing such Indebtedness) (the Indebtedness described in the preceding clause (ii), “Subordinated Indebtedness”) (all such payments and other actions set forth in this clause (ii), “Subordinated Debt Payments”).~~.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $400,000,000.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a revolving loan made pursuant to Sections 2.01(a) and 2.03.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in the 2017 Indenture.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any applicable EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any applicable EU member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Secured Leverage Ratio” has the meaning assigned to such term in Section 6.09(b).

“Secured Parties “ means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Hedge Bank with respect to any Secured Swap Agreement, each Lender and its Affiliates with respect to any Banking Services Agreement and each sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII with matters relating to any Collateral Document.

“Secured Swap Agreement” means any Swap Agreement for which the requirements of clauses (x) and (y) of the proviso to the definition of “Hedge Bank” have been satisfied by the Company and the applicable Hedge Bank.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit G attached hereto, dated as of the Amendment No. 1 Closing Date, among the Company, the Subsidiary Guarantors from time to time party thereto and the Collateral Agent, which shall provide among other things that the Obligations secured by Principal Property or any shares of stock of any 2017 Indenture Restricted Subsidiary or any debt owed to the Company by any 2017 Indenture Restricted Subsidiary (other than to the extent secured by Permitted Mortgages) (together with any other CNTA Covered Indebtedness) shall not exceed, at any time that any CNTA Covered Indebtedness is incurred, the CNTA Limit at such time so as to not require any notes issued pursuant to the 2017 Indenture to be equally and ratably secured with the Obligations.

“Security Agreement Supplement” has the meaning assigned to such term in the Security Agreement.

“Senior Secured Term Loan Facility” has the meaning ascribed to such term in the definition of “Specified Transactions”.

“Specified Subsidiary” means H.B. Fuller Construction Products, Inc., a Minnesota corporation, so long as it qualifies as a 2017 Indenture Restricted Subsidiary.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Specified Transactions” means (a) the acquisition by the Company (the “ASP Royal Acquisition”), directly or indirectly through a wholly owned subsidiary, of ASP Royal Acquisition Corp. (“ASP Royal”) pursuant to a Stock Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto, the “ASP Royal Acquisition Agreement”) dated as of September 2, 2017 among ASP Royal, the Company, and ASP Royal Holdings LLC, (b) in connection therewith, the incurrence by the Company of Indebtedness in the form of (x)(i) senior unsecured notes and (ii) a senior secured syndicated term loan facility (the “Senior Secured Term Loan Facility”) and/or (y) if and to the extent such notes and term loans are unable to be issued prior to the consummation of the ASP Royal Acquisition, a senior unsecured 364-day bridge facility, in an aggregate outstanding amount for clauses (x) and (y) (after giving effect to the contemporaneous repayment of such bridge facility by the financing described in clause (x), if such financing occurs subsequent to closing of the ASP Royal Acquisition) of up to $2,150,000,000 and (c) in connection with the foregoing, the incurrence by the Company and its Subsidiaries of Liens on the Collateral securing the obligations owed under the senior secured syndicated term loan facility described in clause (b) on a pari passu basis with the Liens on the Collateral securing the Obligations.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with a Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

~~“Subordinated Debt Payment” has the meaning assigned to such term in the definition of “Restricted Payment”.~~

~~“Subordinated Indebtedness” has the meaning assigned to such term in the definition of “Restricted Payment”.~~

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means each Material Subsidiary (other than Foreign Subsidiaries) that is required to be party to the Subsidiary Guaranty pursuant to Section 5.09. The Subsidiary Guarantors on the Amendment No. 1 Closing Date are identified as such in the updated Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date in the form of Exhibit F (including any and all supplements thereto) and executed by each Subsidiary Guarantor.

“Swap Agreement” means any agreement, including any Secured Swap Agreement, with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on Schedule 2.01 or in the most recent Assignment and Assumption or other documentation contemplated hereby executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $100,000,000 on the Effective Date. After the funding of the Term Loans on the Effective Date, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loans” means the term loans made by the Term Lenders to the Company pursuant to Sections 2.01(b) and 2.03.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection of the Liens created under the Collateral Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type ( e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent a change in GAAP occurs (whether or not such change is, as of the date hereof, already scheduled to occur after the date hereof) which results in operating leases being treated or classified as capital leases or which reclassifies capital leases using different terminology (e.g., as “finance leases”), such change shall not be given effect under the Loan Documents (including, without limitation, in any computation of financial covenants), and the Loan Parties and the Subsidiaries shall continue to provide financial reporting which differentiates between operating leases and capital leases (and otherwise treat consistently with the treatment thereof as of the date hereof), in each case in accordance with GAAP as in effect on the date hereof.

SECTION 1.05. Currency Equivalents Generally. For the purposes of determining compliance with Sections 6.01 and 6.04 with respect to any amount of Indebtedness or investment, loan or advance in any currency (other than Dollars) which is freely traded and convertible into Dollars in the London interbank market and for which the Dollar Amount thereof can be readily calculated, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment, loan or advance is incurred or made.

SECTION 1.06. Collateral Limitation. Notwithstanding anything to the contrary in any Loan Document, (i) no Collateral shall be required to be perfected by control other than with respect to Pledged Debt and Pledged Equity (each as defined in the Security Agreement) to the extent required by the terms of the Security Agreement, and (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments, and (b) each Term Lender with a Term Loan Commitment (severally and not jointly) agrees to make a Term Loan to the Company in Dollars on the Effective Date, in an aggregate principal amount that will not result in (i) the aggregate principal amount of Term Loans made by such Lender exceeding such Lender’s Term Loan Commitment or (ii) the aggregate principal amount of all Term Loans made by the Term Lenders exceeding the aggregate Term Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the ~~relevant~~ Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan (in the case of a Swingline Loan denominated in Dollars to the Company) or a Eurocurrency Swingline Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the ~~relevant~~ Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000 (or the Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 (or the Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, ~~no~~the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the ~~Company, or the Company on behalf of the Company,~~Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the ~~Company, or the Company on behalf of the Company~~Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by ~~such~~the Borrower~~, or the Company on its behalf~~) not later than 11:00 a.m., Local Time, four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the ~~Company, or the Company on behalf of the Company~~Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the name of the Company;

(ii)	the aggregate amount of the requested Borrowing;

(iii)	the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and whether such Borrowing is to be a Revolving Borrowing or a Term Loan Borrowing;

(v) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the ~~relevant~~ Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) the aggregate Revolving Credit Exposures on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein referred to as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans in Agreed Currencies to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal Dollar Amount of outstanding Swingline Loans exceeding $25,000,000, (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments or (iii) the Dollar Amount of the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the ~~Company, or the Company on behalf of the Company,~~Borrower shall notify the Administrative Agent of such request (i) by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan in Dollars and (ii) by irrevocable written notice (via a written Borrowing Request in a form approved by the Swingline Lender and signed by the ~~Company, or the Company on behalf of the Company~~Borrower, promptly followed by telephonic confirmation of such request), not later than 12:00 noon, Local Time, two (2) Business Days before the day of a proposed Swingline Loan in a Foreign Currency. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), currency, Interest Period (in the case of a Eurocurrency Swingline Loan) and amount of the requested Swingline Loan and the account to which the proceeds of such Swingline Loan are to be credited. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or any other Company. The Swingline Lender shall make each Swingline Loan available to the ~~relevant~~ Borrower by means of a credit to an account of ~~such~~the Borrower (as designated by ~~such~~ the Borrower in such notice) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, three (3) Business Days before the date of the proposed acquisition of participations, require the Revolving Lenders to acquire participations on such date in all or a portion of the Swingline Loans outstanding in the applicable Agreed Currency of such Swingline Loans. Such notice shall specify the applicable Agreed Currency of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans and the Agreed Currency of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay in the applicable Agreed Currency to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Notwithstanding the foregoing, upon the occurrence of (i) the Maturity Date, (ii) any Event of Default described in clause (h) or (i) of Article VII, (iii) the date on which the Loans are accelerated, or (iv) the date on which the Commitments shall be terminated ~~(each a “Swingline Participation Event”),~~ each Revolving Lender shall be deemed to absolutely and unconditionally acquire participations in all of the Swingline Loans outstanding in the applicable Agreed Currency of such Swingline Loans at such time in each case without notice or any further action from the Swingline Lender, any Lender or the Administrative Agent. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of written notice from the Administrative Agent specifying such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans (and in any event, if such notice is received by 10:00 a.m., Local Time, on any Business Day no later than 4:00 p.m., Local Time on the third (3rd) Business Day after such notice is received and if such notice is received after 10:00 a.m., Local Time, “on a Business Day” shall mean no later than 9:00 a.m., Local Time on the fourth (4th) Business Day after such notice is received), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of all such Swingline Loans in the applicable Agreed Currency of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

(d) The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Revolving Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies ~~for its own account or for the account of another Borrower (provided that the Company shall be a co-applicant and co-obligor with respect to each Letter of Credit issued for the account of any other Borrower)~~as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if such Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction such Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Company shall, at the request of such Issuing Bank, guaranty and indemnify such Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to the applicable Issuing Bank. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the ~~account~~support of any ~~other Borrower~~Subsidiary’s obligations as provided in the first sentence of this paragraph, the ~~Company~~Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a ~~Borrower~~Subsidiary that ~~shall be~~is an account party in respect of any such Letter of Credit). The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $40,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments, (iii) subject to Section 2.04 and 2.11(b), no Lender’s Dollar Amount of Revolving Credit Exposure shall exceed its Revolving Commitment, and (iv) subject to Section 2.04 and 2.11(b), the aggregate undrawn Dollar Amount of all outstanding Letters of Credit issued by any Issuing Bank at such time, plus the aggregate Dollar Amount of all LC Disbursements made such Issuing Bank that have not yet been reimbursed by or on behalf of the Company at such time, shall not exceed the Letter of Credit Commitment of such Issuing Bank. The Company may, at any time and from time to time, increase or reduce the Letter of Credit Commitment of any Issuing Bank pursuant to the definition of “Letter of Credit Commitment”; provided that the Company shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

(c) Expiration Date. Each Letter of Credit shall have a stated expiry date that is no later than (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof at or prior to) the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date; provided, that (A) a Letter of Credit may, upon the request of the Company, include a provision mutually acceptable to the Company and the applicable Issuing Bank whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (provided that such Letter of Credit expires, subject to the following clause (B), on the date that is at least five Business Days prior to the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed, and (B) a Letter of Credit that is issued, renewed or extended in the one-year period immediately preceding the Maturity Date may expire on the date that is on or before one year after the Maturity Date so long as the Company cash collateralizes on terms and conditions satisfactory to the Administrative Agent 105% of the face amount of such Letter of Credit no later than five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the ~~Company~~Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by ~~such~~the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that ~~such~~the Borrower receives such notice; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, ~~such~~the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If ~~any~~the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from ~~such~~the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from ~~any~~the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve ~~any~~the Borrower of its obligation to reimburse such LC Disbursement. If ~~any~~the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, ~~such~~the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The ~~Borrowers’ obligations~~Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, ~~joint and several (except as limited by Article XI),~~ and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, ~~any~~the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that such standard of care shall be as follows, and that an Issuing Bank shall be deemed to have exercised such standard of care in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction by final and nonappealable judgment): with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either (i) accept documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit, or (ii) decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit within the period allowed under the applicable rules under such Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve ~~any~~the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that ~~such~~the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if ~~any~~the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of Issuing Banks.

(i) Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Revolving Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall, within three (3) Business Days after receipt by the Company of such notice, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Sections 2.06(c) and 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest or profits earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option of the Company (if approved by the Administrative Agent in its sole discretion) and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any applicable Issuing Bank (ratably in the case of more than one Issuing Bank) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder, such amount and all interest and profits thereon (to the extent not applied as aforesaid) shall be returned to the Company (A) if provided as a result of the occurrence of an Event of Default, within three Business Days after all Events of Default have been cured or waived, and (B) if provided pursuant to Section 2.11(b), within three Business Days after cover for LC Disbursements pursuant to Section 2.11(b) is no longer necessary to eliminate the excess referred to therein.

(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Revolving Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made, in each case shall automatically and with no further action required, be converted into the Dollar Amount, calculated using the applicable Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office for such currency and Borrower; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions in this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the ~~relevant~~ Borrower by promptly crediting the amounts so received, in like funds, to an account of ~~such~~the Borrower designated by ~~such~~the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of an ABR Borrowing, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the ~~relevant~~ Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and ~~such~~the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to ~~such~~the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of ~~such~~the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the ~~relevant~~ Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. ~~A~~The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, ~~a~~the Borrower~~, or the Company on its behalf,~~ shall notify the Administrative Agent of such election by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by ~~such~~the Borrower~~, or the Company on its behalf~~) in the case of a Borrowing denominated in a Foreign Currency by the time that a Borrowing Request would be required under Section 2.03 if ~~such~~the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the ~~relevant~~ Borrower~~, or the Company on its behalf~~. Notwithstanding any contrary provision herein, this Section shall not be construed to permit ~~any~~the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the Company and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the ~~relevant~~ Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the Company shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Borrowing is repaid as provided herein. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Termination and Reduction of Commitments; Termination of Facility. Unless previously terminated, (i) the Term Loan Commitments shall terminate at 3:00 p.m. (New York City time) on the Effective Date and (ii) all other Commitments shall terminate on the Maturity Date.

(a) The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each partial reduction of Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the aggregate Revolving Commitments.

(b) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class. Any such termination of the Commitments specifying termination of this Agreement shall be (i) accompanied by (A) the payment in full of all outstanding Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit (or the cash collateralization thereof), (B) the payment in full in cash of all reimbursable expenses and other Obligations in respect of the Credit Exposures (other than contingent indemnity obligations), and (C) with respect to any Eurocurrency Loans prepaid, payment of the amounts due under Section 2.16, if any and (ii) effected pursuant to a payoff letter in form and substance reasonably satisfactory to the Company and the Administrative Agent.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) ~~Each~~The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to ~~such~~the Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding. The Company shall repay the Term Loans in an amount equal to $2,500,000 on the last day of each September, December, March and June commencing with June 30, 2017. To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the ~~Company~~Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of ~~each~~the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from ~~each~~the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of ~~any~~the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to ~~any~~the Borrower be evidenced by a promissory note. In such event, the ~~relevant~~ Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) ~~Any~~The Borrower shall have the right at any time and from time to time to prepay any Borrowing (including, without limitation, a Term Loan Borrowing) in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The ~~Company, or the Company on behalf of the Company,~~Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 10:00 a.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of reduction or termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of reduction or termination is revoked in accordance with Section 2.09; provided further that if a notice of prepayment given in connection with the prepayment of a Term Loan Borrowing states that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, then such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing. Each prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing and in such order of application as to the installments due under Section 2.10 as directed by the Company. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) If (i) at any time, other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments and (ii) on any Computation Date, solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (as so calculated) exceeds 105% of the aggregate Revolving Commitments, the Borrower shall immediately repay Revolving Borrowings and, if no Revolving Borrowings are then outstanding, cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the aggregate Revolving Commitments.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender, an unused commitment fee, which shall accrue at the Applicable Rate on the daily Dollar Amount of the unused Revolving Commitment of such Lender during the period from and including the Amendment No. 1 Closing Date to but excluding the date on which such Revolving Commitment terminates; provided that for purposes of this cause (a), outstanding Swingline Loans shall be deemed not to be a utilization of the Revolving Commitments. Accrued unused commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Amendment No. 1 Closing Date. All unused commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at a rate per annum separately agreed upon between the Company and such Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section) and immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate. Each Swingline Loan denominated in a currency other than Dollars shall bear interest at a rate at which the Swingline Lender offers to place deposits in such currency for the applicable period to first-class banks in the London interbank market at approximately 11:00 a.m. London time on the first day of such period.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by ~~any~~the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal and interest of any Loan, 2% plus the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternative Rate of Interest. (a) If at the time that the Administrative Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent, in its reasonable discretion after consultation with the Company and consented to in writing by the Company and the Required Lenders, to be reasonably comparable to the LIBO Rate as previously determined (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency.

(b)	If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or

(ii) the Administrative Agent is advised by the Majority in Interest of the Lenders of any Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period shall be ineffective and, (A) in the case of a Eurocurrency Borrowing denominated in Dollars, unless repaid, such Borrowing shall be converted to an ABR Borrowing on the last day of the applicable Interest Period and (B) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, such Eurocurrency Borrowing shall be repaid on the last day of the applicable Interest Period, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, then the LIBO Rate for such Eurocurrency Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payments to be made hereunder to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the Company will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay~~, or cause the other Borrowers to pay,~~ such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of ~~each~~the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if ~~any~~the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) ~~such~~the Borrower shall make such deductions and (iii) ~~such~~the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, ~~each~~the Borrower shall pay any Other Taxes related to ~~such~~the Borrower and imposed on or incurred by the Administrative Agent, a Lender or an Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c) Without duplication of the obligations of ~~each~~the Borrower pursuant to Section 2.17(a) or (b), ~~each~~the Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of ~~such~~the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by ~~any~~the Borrower to a Governmental Authority, ~~such~~the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which ~~a~~the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to ~~such~~the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by ~~such~~the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which ~~a~~the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to ~~such~~the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by ~~such~~the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that ~~such~~the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to ~~such~~the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to ~~any~~the Borrower or any other Person.

(g) [Reserved].

(h) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(i) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(i).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) ~~Each~~The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s

Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or ~~any~~the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by ~~such~~the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.

(b) ~~If~~Subject to Article VII, (i) if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (~~i~~x) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (~~ii~~y) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties~~.~~ and (ii) any proceeds of Collateral received by the Administrative Agent or the Collateral Agent shall be applied as set forth in Section 4.02 of the Security Agreement to the extent that application of such proceeds is not otherwise specified by this Agreement or directed by the Company.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by ~~any~~the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). ~~Each~~The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against ~~such~~the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of ~~such~~the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the ~~relevant~~ Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Banks hereunder that ~~such~~the Borrower will not make such payment, the Administrative Agent may assume that ~~such~~the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if ~~such~~the Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or an Issuing Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If (i) any Lender requests compensation under Section 2.15, or (ii) if ~~any~~the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if ~~any~~the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under

Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20. Increase of Commitments. The Company may from time to time elect to increase the Revolving Commitments in minimum increments of $25,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $300,000,000, minus any incremental term loans incurred pursuant to the incremental facility fixed dollar basket under the Senior Secured Term Loan Facility. The ~~Borrowers~~Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Commitments, or extend Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent and, in the case of any increase in the aggregate Revolving Commitments, the Issuing Banks and the Swingline Lender and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C-1 hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit C-2 hereto. Except as set forth above, no consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Commitments pursuant to this Section 2.20. Increases and new Revolving Commitments created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a), (b) and (c) of Section 4.02 shall be satisfied (and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company) or waived by the Required Lenders and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.09 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Company to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Company pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder at any time. In connection with any increase of the Revolving Commitments pursuant to this Section 2.20, any Augmenting Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (a) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the Issuing Banks (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the Company or (b) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to ~~such~~the Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Banks, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (i) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, as ABR Loans, unless ~~such~~the Borrower notifies the Administrative Agent at least one Business Day before such date that (A) it elects not to borrow on such date or (B) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be or (ii) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless ~~such~~the Borrower notifies the Administrative Agent at least one Business Day before such date that (A) it elects not to request the issuance of such Letter of Credit on such date or (B) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Banks, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from ~~any~~the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of ~~each~~the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, ~~each~~the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to ~~such~~the Borrower.

SECTION 2.23. [Reserved].

SECTION 2.24. [Reserved].

SECTION 2.25. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or a Majority in Interest of any Class of Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (ii) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable ratably to the applicable Issuing Banks until and to the extent such LC Exposure is cash collateralized and/or reallocated; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.25(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.25(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Banks have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Banks, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (x) the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage and (y) any cash collateral provided under this Section 2.25 shall be promptly released and returned to the Company.

ARTICLE III

Representations and Warranties

~~Each~~The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented as of the Amendment No. 1 Closing Date and further supplemented from time to time) identifies (a) each Subsidiary, if such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding and (b) each Existing Joint Venture. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens except (i) those created under the Collateral Documents and (ii) Liens permitted under Section 6.02. Except as indicated on Schedule 3.01, there are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary, other than (i) pursuant to employee or director stock option plans of the Company and its Subsidiaries, and (ii) rights of participants in any Joint Venture to acquire additional capital stock or other equity interests in such joint venture.

SECTION 3.02. Authorization; Enforceability. The Transactions are within ~~each~~the Borrower’s corporate, limited liability company or other like powers and have been duly authorized by all necessary corporate, limited liability company or other like action and, if required, by all necessary shareholder, member, partner or other like action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (y) the need for filings and registrations necessary to perfect the Liens on the Collateral, if any, granted by the Loan Parties in favor of the Secured Parties. ~~Each Borrowing Subsidiary Agreement has been duly executed and delivered by the Borrower party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.~~

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) filings and registrations necessary to perfect the Liens on the Collateral, if any, granted by the Loan Parties in favor of the ~~Administrative~~Collateral Agent for the benefit of the Secured Parties and (ii) such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority binding upon the Company or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than Liens securing the Obligations.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 3, 2016 reported on by KPMG LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 4, 2017, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 3, 2016, there has been no material adverse change in the business, assets, financial condition, results of operations or prospects of the Company and the Subsidiaries taken as a whole.

SECTION 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries, taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of ~~any~~the Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect. Neither the Company nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or filed with the SEC) when taken as a whole and when taken together with the Company’s filings with the SEC prior to the date hereof contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections may vary from actual results and such variances may be material).

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.14. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the knowledge of the Company, their respective officers, employees, directors and (other than with respect to matters publicly disclosed in the Company’s filings with the SEC prior to the Effective Date) agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.15. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.16. Collateral Documents. (a) Subject to Sections 5.09 and 5.11 and the other limitations, exceptions and filing requirements otherwise set forth in this Agreement and the other Loan Documents, the Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent required thereby.

(b) Subject to Sections 5.09 and 5.11, upon recording thereof in the appropriate recording office, each Mortgage shall be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder, subject only to Liens permitted under the Loan Documents, and when the Mortgages are filed in the offices specified on Schedule 5(a) to the Perfection Certificate (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.09 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.09 and 5.11), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties, in each case prior and superior in right to any other Person, other than Liens permitted under the Loan Documents.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) each of the Irish Subsidiary, the Company and the Administrative Agent either (A) a counterpart of the Borrowing Subsidiary Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Borrowing Subsidiary Agreement) that such party has signed a counterpart of the Borrowing Subsidiary Agreement and (iii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Faegre Baker Daniels LLP, U.S. counsel for the Loan Parties, substantially in the form of Exhibit B-1 and (ii) Matheson, Irish counsel for the Irish Subsidiary, substantially in the form of Exhibit B-2, and, in each case, covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsels to deliver such opinion.

(c)	[Reserved].

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit D.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, certifying (i) that the representations and warranties contained in Article III are true and correct as of such date and (ii) that no Default or Event of Default has occurred and is continuing as of such date.

(f) The Administrative Agent shall have received evidence satisfactory to it that the 2014 Credit Agreement shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid (except for the Existing Letters of Credit and except to the extent being so repaid with the initial Revolving Loans or otherwise permitted to be outstanding pursuant to Section 6.01).

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(h) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Company for the two recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to December 3, 2016 and (iii) satisfactory financial statement projections through and including the Company’s 2022 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(i) The Administrative Agent shall have received a Borrowing Subsidiary Agreement, dated the Effective Date and signed by the Company and H.B. Fuller Finance (Ireland) Unlimited Company, substantially in the form of Exhibit E-1.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or shall be true and correct in all respects if the applicable representation and warranty is qualified by materiality or Material Adverse Effect) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

(d)	[Reserved]

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Banks), and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Company (or, if earlier, no later than five (5) Business Days after the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP, KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, no later than five (5) Business Days after the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers (which certification shall be satisfied by the certification provided in Exhibit 31.2 to the Company’s applicable Quarterly Report on Form 10-Q) as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.03 and 6.09, (iii) setting forth reasonably detailed calculations of the Secured Leverage Ratio as required for purposes of determining the “Applicable Rate” and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that applies to the Company or any Subsidiary and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default with regard to Section 6.09 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) concurrently with any delivery of financial statements under clause (a) above, a Perfection Certificate Supplement;

(f) promptly (i) after the filing thereof, copies of all periodic and other reports, periodic and other certifications of the chief executive officer or a Financial Officer of the Company, registration statements and other publicly available materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange (other than periodic non-material administrative certifications provided to any national securities exchange electronically), and (ii) after the distribution thereof, copies of all financial statements, reports, proxy statements and other materials distributed by the Company to its shareholders generally; provided that any such documents that are filed or furnished with the SEC via EDGAR or any successor electronic document submission program shall be deemed to have been provided to the Administrative Agent when so filed or furnished; and

~~(g) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and~~

(g) ~~(h)~~ promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

All financial statements, certificates (other than the compliance certificates required by clause (c) above) and other items required to be furnished to the Administrative Agent under Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the website on the Internet at the Company’s website address; or (ii) on which such documents are available via the EDGAR system (or any successor system) of the SEC on the internet; provided that the Company shall notify (which notice may be made by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) any event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(c) subject to Sections 1.06, 5.09 and 5.11, the Company shall notify the Administrative Agent and the Collateral Agent in writing at least ten (10) days before any change in (i) legal name of any Loan Party, (ii) the type of organization of any Loan Party or (iii) the jurisdiction of organization of any Loan Party and, upon the reasonable request of the ~~Administrative~~Collateral Agent, take all actions reasonably necessary to continue the perfection of the Liens on the Collateral owned by such Loan Party created under the Collateral Documents following any such change with the same priority as immediately prior to such change. The Company agrees to promptly provide the Administrative Agent and Collateral Agent, after notification of any such change, with certified organizational documents reflecting any of the changes described in the first sentence of this Section 5.02(c).

Each notice delivered pursuant to clauses (a) and (b) under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to:

(a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is consistent with sound business practices;

(c) subject to Section 5.11, following the Amendment No. 1 Closing Date, ensure that any third-party liability (other than directors and officers liability insurance; insurance policies relating to employment practices liability or workers’ compensation; crime; fiduciary duties; kidnap and ransom; flood (except as required by clause (d) below); fraud, errors and omissions; marine and aircraft liability and excess liability; and construction programs) and property insurance policies of the Loan Parties described in Section 5.05(b) with respect to the Collateral shall name the Collateral Agent as an additional insured (solely in the case of liability insurance) or loss payee (solely in the case of property insurance with respect to the Collateral), as applicable; and

(d) subject to Sections 5.09 and 5.11, so long as a Mortgage in respect of Mortgaged Property with improvements that are located in a special flood hazard area is then in effect, with respect to each Mortgaged Property located in a special flood hazard area:

(i) obtain flood insurance in compliance with the Flood Insurance Laws and the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, as reasonably determined by the Administrative Agent; and

(ii) deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, during such times when an Event of Default has occurred and is continuing, independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, the Company and its Subsidiaries shall have no obligation to pay or reimburse the Administrative Agent or any Lender for costs and expenses relating to any such visitation and inspection (other than one visitation and inspection during any fiscal year).

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to repay certain existing Indebtedness, finance the working capital needs, and for general corporate purposes, of the Company and its Subsidiaries, including Permitted Acquisitions and the purchase or redemption of capital stock of the Company as permitted hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. ~~No~~The Borrower will not request any Borrowing or Letter of Credit, and ~~no~~the Borrower shall not use, and the Company shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Subsidiary Guaranty. (a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definition of “Material Subsidiary”, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Material Subsidiary (other than any Foreign Subsidiary) to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions ~~of~~ thereof, such Subsidiary Guaranty to be accompanied by appropriate resolutions, other documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Notwithstanding the foregoing, no Receivables Entity shall be required to become a Subsidiary Guarantor.

(b) Subject to Sections 1.06 and 5.11, with respect to any Subsidiary required to become a Subsidiary Guarantor hereunder pursuant to Section 5.09(a), the Company shall, no later than the date on which such Domestic Subsidiary becomes a Subsidiary Guarantor hereunder pursuant to Section 5.09(a) (or such longer time period if agreed to by the Collateral Agent in its reasonable discretion), cause such Subsidiary to execute and deliver a Security Agreement Supplement, an Acknowledgment of Grantors (if the Intercreditor Agreement shall then be in effect) and a Perfection Certificate and take such additional actions (including the filing of Uniform Commercial Code financing statements and, if applicable and required pursuant to the terms of the Loan Documents, delivering executed Intellectual Property Security Agreements and certificates, instruments of transfer and stock powers in respect of certificated Equity Interests), in each case as the Collateral Agent shall reasonably request for purposes of granting and perfecting a Lien on the assets of such Subsidiary (other than Excluded Property) in favor of the Collateral Agent under the Collateral Documents, subject to Liens permitted under the Loan Documents and otherwise subject to the limitations and exceptions of this Agreement and the other Loan Documents. If requested by the Collateral Agent, the Collateral Agent shall receive an opinion or opinions of counsel (which may be from in-house counsel, provided that such opinion is in respect of New York law) for the Company in form and substance reasonably satisfactory to the Collateral Agent in respect of matters reasonably requested by the Collateral Agent relating to any Security Agreement Supplement, Intellectual Property Security Agreement or other Collateral Document delivered pursuant to this Section 5.09(b), dated as of the date of such Security Agreement Supplement, Intellectual Property Security Agreement or other Collateral Document, as applicable.

(c) Subject to Sections 1.06 and 5.11, with respect to each Loan Party that owns Material Real Property, such Loan Party shall:

(i) no later than thirty (30) days (or such longer period as the Collateral Agent may agree in its sole discretion) after the later of (x) the date such Person becomes a Loan Party and (y) the date that any Material Real Property is acquired by such Loan Party, deliver to the Collateral Agent information identifying such Material Real Property and the relevant filing offices for Mortgages with respect to such Material Real Property; and

(ii) no later than ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) after the later of (x) the date such Person becomes a Loan Party and (y) the date that any Material Real Property is acquired by such Loan Party, execute and deliver (A) counterparts of a Mortgage, duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien subject only to Liens permitted pursuant to Section 6.02 on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the Indebtedness evidenced hereby, then the amount secured by such Mortgage shall be limited to 100% of the fair market value of the property at the time such Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (B) a fully paid policy of title insurance (or marked-up title insurance commitment having the effect of policy of title insurance) on such Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (a “Mortgage Policy”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 6.02 and other Liens reasonably acceptable to the Collateral Agent, each of which shall (A) contain a “tie-in” or “cluster” endorsement, if available in the applicable jurisdiction at commercially reasonable rates (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (B) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, same as survey and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (C) a survey (which may take the form of an aerial survey, ExpressMap or equivalent photographic depiction) in form and substance sufficient to obtain the Mortgage Policy without the standard survey exception and otherwise reasonably satisfactory to the Collateral Agent, (D) an opinion of local counsel to the Loan Parties in the state in which such Mortgaged Property is located, with respect to the enforceability and perfection of such Mortgage and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, and (E) to the extent not previously delivered, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, and if such property is in a special flood hazard area, duly executed and acknowledged by the appropriate Loan Party, together with evidence of flood insurance as and to the extent required under Section 5.05 hereof.

Notwithstanding anything herein or in any other Loan Document to the contrary, the Loan Parties shall not be required to comply with Section 5.09(c)(ii) or 5.11(a) with respect to a Material Real Property unless and until (i) the Administrative Agent and Collateral Agent shall have provided at least forty-five (45) days’ prior notice to the Lenders that a Mortgage is expected to be entered into with respect to such Material Real Property (which notice requirement may, in the case of any Mortgage required to be entered into pursuant to Section 5.11(a), be satisfied by the posting by the Administrative Agent of Schedule 5.09 to the Platform), (ii) each Lender shall have advised the Administrative Agent in writing that it has completed its due diligence with respect to any applicable flood insurance requirements relating to such Material Real Property and (iii) the Administrative Agent shall have provided the Company with written notice of the satisfaction of the requirements in the foregoing clauses (i) and (ii) and shall have requested, in a writing delivered to the Company, that such Loan Parties comply with the applicable requirements of Section 5.09(c)(ii) or 5.11(a), which compliance shall not be required until the later of (x) the dates provided for in Section 5.09(c) or 5.11(a), as applicable, and (y) the date that is ten (10) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after such written notice is delivered to the Company pursuant to this clause (iii).

SECTION 5.10. Most Favored Lender Status. (a) If the Company enters into any amendment or other modification of the Existing Note Agreements that results in one or more additional or more restrictive Financial Covenants than those contained in this Agreement, then the terms of this Agreement, without any further action on the part of the Company, the Administrative Agent or any of the Lenders, will unconditionally be deemed on the date of execution of any such amendment or other modification to be automatically amended to include each such additional or more restrictive Financial Covenant, together with all definitions relating thereto, and any event of default in respect of any such additional or more restrictive covenant(s) so included herein shall be deemed to be an Event of Default under clause (e) of Article VII, subject to all applicable terms and provisions of this Agreement, including, without limitation, all grace periods, all limitations in application, scope or duration, and all rights and remedies exercisable by the Administrative Agent and the Lenders hereunder. For purposes of this Section 5.10, “Financial Covenant” means any covenant (or other provision having similar effect) the subject matter of which pertains to measurement of the Company’s financial condition or financial performance, including a measurement of the Company’s leverage, ability to cover expenses, earnings, net income, fixed charges, interest expense, net worth or other component of the Company’s consolidated financial position or results of operations (however expressed and whether stated as a ratio, a fixed threshold, as an event of default or otherwise).

(b) If, after the date of execution of any amendment or modification under the Existing Note Agreements that results in the amendment or deemed amendment of this Agreement as contemplated in Section 5.10(a), the subject Financial Covenant is excluded, terminated, loosened, relaxed, amended or otherwise modified under the Existing Note Agreements, or the Existing Note Agreements themselves are terminated and not replaced, then such Financial Covenant, without any further action on the part of the Company, the Administrative Agent or any of the Lenders, shall unconditionally be deemed on the date of execution of any such amendment or modification to be then and thereupon be so excluded, terminated, loosened, relaxed or otherwise amended or modified under this

Agreement and subparagraph (e) of Article VII shall be modified accordingly, or if the Existing Note Agreements themselves are terminated and not replaced, such Financial Covenant shall be deemed on the date of such termination to provide as it would have in the absence of any amendment or deemed amendment of this Agreement as contemplated in Section 5.10(a); provided that (i) if a Default or Event of Default shall exist at the time any such Financial Covenant is to be so excluded, terminated, loosened, relaxed, amended or modified under this Agreement pursuant to this Section 5.10(b), the prior written consent thereto of the Required Lenders shall be required as a condition to the exclusion, termination, loosening, relaxation or other amendment or modification of any such Financial Covenant for so long as such Default or Event of Default continues to exist; (ii) in any and all events, the affirmative and negative covenants and related definitions and Events of Default contained in this Agreement as in effect on the Effective Date or as subsequently amended (other than pursuant to operation of Section 5.10(a)) shall not in any event be deemed or construed to be excluded, terminated, loosened or relaxed by operation of the terms of this Section 5.10(b), and only any such Financial Covenant included pursuant to Section 5.10(a) shall be so excluded, terminated, loosened, relaxed, amended or otherwise modified pursuant to the terms hereof; and (iii) in no event shall any Financial Covenant as in effect on the Effective Date or as subsequently amended (other than pursuant to operation of Section 5.10(a)) be deemed or construed to be excluded, terminated, loosened or relaxed pursuant to this Section 5.10(b) in a manner that would cause such Financial Covenant to be excluded, terminated, loosened, relaxed, amended or otherwise made less restrictive than as in effect on the Effective Date or as subsequently amended (other than pursuant to operation of Section 5.10(a)).

SECTION 5.11. Post-Amendment Conditions.

(a) Notwithstanding anything to the contrary in any Loan Document, no later than ninety (90) days after the Amendment No. 1 Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Company shall cause to be delivered to the Administrative Agent each item described in Section 5.09(c) for each Material Real Property described in clause (i) of the definition of “Material Real Property”.

(b) Notwithstanding anything to the contrary in any Loan Document, no later than thirty (30) days after the Amendment No. 1 Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Company shall deliver to the Administrative Agent insurance certificates evidencing that each policy of insurance described in Section 5.05(c) names the Administrative Agent as an additional insured (solely in the case of liability insurance) or loss payee (solely in the case of property insurance), as applicable.

(b) ~~(c)~~ Notwithstanding anything to the contrary in any Loan Document, no later than thirty (30) days after the Amendment No. 1 Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Company shall deliver to the Administrative Agent or the Collateral Agent (i) certificates representing the Equity Interests of each Subsidiary (to the extent certificated and except to the extent such Equity Interests constitute Excluded Property), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, and (ii) each original instrument (as defined in the Uniform Commercial Code) constituting Pledged Debt (as defined in the Security Agreement).

SECTION 5.12. Further Assurances. The Company shall, or shall cause each applicable Loan Party to, promptly upon reasonable request by the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the

Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Intercreditor Agreement (if in effect) or the Collateral Documents, to the extent required pursuant to the Collateral Documents. If the Collateral Agent reasonably determines that it is required by applicable law to have appraisals prepared in respect of the Mortgaged Property of any Loan Party, the Company shall cooperate with the Administrative Agent to obtain appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

SECTION 5.13. Intellectual Property. The Borrower and its Subsidiaries shall, and shall cause each Subsidiary to, (a) conduct its business without knowingly infringing any intellectual property of any other Person which infringement would reasonably be expected to result in a Material Adverse Effect, and (b) comply in all material respects with the obligations under its material intellectual property licenses, except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Banks), and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)	the Obligations and any other Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof under the Existing Note Agreements or the 2017 Indenture or otherwise set forth in Schedule 6.01, and extensions, renewals, refinancings (including successive refinancings) and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof except to the extent of unpaid accrued interest on such Indebtedness and fees and expenses reasonably incurred in connection with such extensions, renewals, refinancings and replacements;

(c)	Indebtedness constituting loans or advances not prohibited by Section 6.04;

(d) Guarantees by the Company of obligations of any Subsidiary and by any Subsidiary of obligations of the Company or any other Subsidiary;

(e) Indebtedness of the Company or any Subsidiary incurred to finance or refinance (including successive refinancings) the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f) Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $200,000,000 at any time outstanding;

(g) Indebtedness of the Company or any Subsidiary owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of the Company or any Subsidiary (including obligations in respect of letters of credit for the benefit of the issuer thereof) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(i) Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition which was not incurred in contemplation of such Permitted Acquisition, provided that the aggregate principal amount of such Indebtedness permitted by this clause (i) shall not exceed $100,000,000 at any time outstanding;

(j) (i) unsecured Indebtedness of the Company and its Subsidiaries so long as the Company, on a pro forma basis giving effect to such incurrence of Indebtedness, is in compliance with a Fixed Charge Coverage Ratio of no less than 2.25 to 1.00 and (ii) Indebtedness of the Company and its Subsidiaries not otherwise permitted by this Section 6.01, so long as the aggregate outstanding principal amount of such Indebtedness shall not exceed at any time the greater of (x) $100,000,000 and (y) 25% of Consolidated EBITDA at such time; provided that no more than $100,000,000 of such Indebtedness permitted by this clause (ii) may be secured by a Lien on the assets of the Company or one or more of the Company’s Subsidiaries;

(k) Indebtedness not otherwise permitted under this Section of the Company or any Subsidiary as an account party in respect of letters of credit or bankers’ acceptances or similar instruments in an aggregate outstanding principal amount not to exceed $25,000,000 at any time;

(l)	Indebtedness in respect of Swap Agreements permitted by Section 6.05;

(m) Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days after its incurrence;

(n) customer deposits and advance payments received by the Company or any Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(o) Indebtedness representing deferred compensation, stock-based compensation or retirement benefits to employees of the Company or any Subsidiary incurred in the ordinary course of business;

(p) Indebtedness of the Company or any Subsidiary consisting of (A) Indebtedness owed to any insurance provider for the financing of insurance premiums so long as such Indebtedness shall not be in excess of the amount of such premiums, and shall be incurred only to defer the cost of such premiums, for the annual period in which such Indebtedness is incurred or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(q) Indebtedness of any Subsidiary to the Company~~, any Borrower~~ or any other Subsidiary, or of the Company to any Subsidiary; provided that (i) subject to Section 5.11, any such Indebtedness owing by any Loan Party to a Person that is not a Loan Party shall be expressly subordinated in right of payment to the Obligations pursuant to a customary subordination agreement (which may be in the form of a global intercompany note) in form and substance reasonably satisfactory to the Administrative Agent and (ii) any such Indebtedness owing by any Person that is not a Loan Party to any Loan Party shall be evidenced by an intercompany note pledged to the Collateral Agent pursuant to the terms of the Collateral Documents to the extent required thereby.

(r) Indebtedness of the Company and its Subsidiaries incurred in connection with (i) the Specified Transactions in accordance with the definition of “Specified Transactions” or (ii) any Incremental Term Loan Facility (as defined in a customary manner under the Senior Secured Term Loan Facility); provided, that, at the time of incurrence of Indebtedness under this clause (r), such Indebtedness (x) shall not have a scheduled maturity earlier than the date that is 180 days after the Maturity Date, (y) shall not exceed an aggregate principal amount of $2,150,000,000 plus any “Incremental Term Loans” (as defined in a customary manner under the Senior Secured Term Loan Facility) and (z) if secured, shall be subject to the Intercreditor Agreement.

For purposes of determining compliance with this Section 6.01, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its reasonable discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)	Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except for any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged or consolidated with the Company or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except for any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% (or 100% in the case of Capital Lease Obligations) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) customary bankers’ Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business;

(f) Liens on Permitted Receivables Facility Assets of the Company and its Subsidiaries in connection with or to secure Indebtedness arising under Permitted Receivables Facilities;

(g) Liens attaching to commodity trading accounts or brokerage accounts incurred in the ordinary course of business;

(h) pledges or deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

(k) Liens that are customary contractual liens (including rights of set-off and pledges) encumbering deposits and accounts and (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred by the Company or any Subsidiary in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(l) Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;

(m) precautionary Uniform Commercial Code financing statements filed solely as a precautionary measure in connection with operating leases or consignment of goods;

(n) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto as permitted under Section 6.01(p);

(o) customary Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds, all in favor of the provider of such services;

(p) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(q) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Company or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) Liens arising by operation of law under §1120 of the German Civil Code (Bürgerliches Gesetzbuch), under §369 of the German Commercial Code (Handelsgesetzbuch) or under similar provisions of Swiss law;

(s) Permitted Supplier Financings and Liens (if any) arising in connection therewith and financing statements filed under the Uniform Commercial Code evidencing sales of accounts receivable made pursuant thereto, but only so long as such Permitted Supplier Financings do not breach Section 6.03;

(t) Liens (i) incurred pursuant to Section 6.01(j)(ii) above (so long as the Indebtedness secured thereby does not exceed $100,000,000 as set forth in the proviso of such Section) and (ii) on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $25,000,000;

(u)	Liens securing the Obligations; and

(v) Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.01(r) (and subject to the term thereof) in connection with the Specified Transactions;

provided, that notwithstanding anything to the contrary set forth in any exception to this Section 6.02, the Company shall not, and shall not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien (A) in reliance on the CNTA Basket, other than pursuant to the Collateral Documents or pursuant to clause (v) above, subject to the Intercreditor Agreement, or (B) that would require any notes issued under the 2017 Indenture to be equally and ratably secured with the obligations secured by such Lien, unless the Obligations are also so secured.

SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any Disposition of its property or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i) the Company and its Subsidiaries may purchase and sell inventory in the ordinary course of business;

(ii) the Company and its Subsidiaries may enter into and consummate Permitted Acquisitions;

(iii) any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(iv) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Subsidiary may merge into or consolidate with a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger or consolidation involving the Company must result in the Company as the surviving entity) and any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party, (B) any wholly owned Subsidiary may merge into or consolidate with any wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than the Company or a wholly owned Subsidiary receives any consideration, provided that if any such merger or consolidation described in this clause (B) shall involve a Loan Party, the surviving entity of such merger or consolidation shall be a Loan Party, (C) any Subsidiary or Joint Venture may sell, transfer, lease or otherwise dispose of its assets to one or more Loan Parties or one or more Subsidiaries pursuant to a transaction permitted under Section 6.04 and (D) any Subsidiary may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including Equity Interests) to one or more Loan Parties and any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including Equity Interests) to one or more Subsidiaries that are not Loan Parties;

(v) the Company or any Subsidiary may transfer, sell and/or pledge Permitted Receivables Facility Assets under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $200,000,000);

(vi) the Company and/or any Subsidiary may enter into any Permitted Supplier Financing so long as the aggregate face amount of all accounts receivable of the Company and its Subsidiaries that are sold pursuant to this clause (vi) shall not exceed an amount equal to (x) 20.0% of Consolidated Total Assets during any one fiscal year of the Company and (y) 7.5% of Consolidated Total Assets during any one fiscal quarter of the Company, in each case based on Consolidated Total Assets as of the most recently ended fiscal year of the Company for which financial statements shall have been delivered pursuant to Section 5.01(a) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), the most recent financial statements referred to in Section 3.04(a)(i));

(vii) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(viii) the Company or any Subsidiary may sell, transfer or otherwise dispose of (A) excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business, and (B) other property or assets of the Company and its Subsidiaries provided that (1) at the time thereof and immediately after giving effect to such sale, transfer or other disposition, no Default shall have occurred and be continuing, (2) such sale, transfer or disposal is for consideration at least 85% of which is cash, and (3) such consideration is at least equal to the fair market value of the assets being sold, transferred or otherwise disposed of; and

(ix) the Company or any Subsidiary may make additional Dispositions that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (ix), do not in the aggregate exceed the greater of (a) $200 million and (b) 5.0% of Consolidated Total Assets~~; and~~.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing, but excluding purchases of capital stock or other securities of the Company, and options, warrants or other rights to acquire any such capital stock or other securities, to the extent permitted under Section 6.06) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Receivables owing to the Company or any of its Subsidiaries arising from sales of inventory and delivery of services under usual and customary terms in the ordinary course of business;

(c) advances not to exceed $5,000,000 outstanding at any time to employees of the Company and its Subsidiaries to meet expenses incurred by such employees in the ordinary course of business;

(d) Loans in the ordinary course of business and generally consistent with past practices, to officers, directors and employees in connection with the granting of stock options or as incentive or bonus compensation;

(e) (i) investments by the Company or any of its Subsidiaries existing on the date hereof in the capital stock of their respective Subsidiaries, (ii) investments by the Company or any of its Subsidiaries in the capital stock of its respective Subsidiaries which are Subsidiary Guarantors, whether now existing or hereafter created or established and (iii) loans and advances by the Company or any of its Subsidiaries to any other Subsidiaries outstanding on the date hereof, including the conversion of any such loans or advances to Equity Interests in the Subsidiaries obligated with respect thereto;

(f) ~~investments, loans and advances from the Irish Subsidiary to, and other investments of the Irish Subsidiary in, the Company, any Subsidiary of the Company or any Joint Venture provided that (x) the aggregate outstanding amount of investments, loans and advances from the Irish Subsidiary to the Company, any Subsidiary and any Joint Venture less (y) the aggregate outstanding amount of investments, loans and advances from the Company, any Subsidiary and any Joint Venture to the Irish Subsidiary, does not exceed $100,000,000 at any time;~~[Reserved];

(g) investments, loans, advances and Guarantees not otherwise permitted by this Section made by the Company to or in support of the obligations of any Subsidiary and made by any Subsidiary to or in support of the obligations of the Company or any other Subsidiary (provided that not more than an aggregate of $100,000,000 in investments, loans, advances or Guarantees permitted solely by this paragraph (g) may be outstanding at any time, during the term of this Agreement, by any Loan Party to or in support of the obligations of a Person that is not a Loan Party);

(h)	Guarantees constituting Indebtedness permitted by Section 6.01;

(i)	Permitted Acquisitions;

(j)	[Reserved];

(k)	Existing Joint Ventures;

(l) contributions of Permitted Receivables Facility Assets and cash deemed received from proceeds of Permitted Receivables Facility Assets to any Receivables Entity to the extent required or made pursuant to Permitted Receivables Facility Documents or to the extent necessary to keep such Receivables Entity properly capitalized to avoid insolvency or consolidation with a Loan Party or any of the Subsidiaries;

(m) any other investment, loan, advance or Guarantee not otherwise permitted by this Section (other than acquisitions, but including investments or capital contributions by the Company or any Subsidiary in Joint Ventures) so long as the aggregate amount outstanding of all such other investments, loans, advances and Guarantees does not exceed $125,000,000 during the term of this Agreement;

(n) other investments, so long as no Default or Event of Default has occurred and is continuing prior to making such investment or would arise after giving effect thereto, in an aggregate amount, taken with all other investments made pursuant to this Section 6.04(n) and all Restricted Payments made pursuant to Section 6.06(d) (but without duplication as a result of the subtraction of any such investments or Restricted Payments in accordance with the definition of “Available Amount”), not to exceed the Available Amount; and

(o) additional investments not otherwise permitted under this Section 6.04 if the Company is in pro forma compliance with a Leverage Ratio of 4.00:1.00 or below, so long as no Default or Event of Default has occurred and is continuing prior to making such investments or would arise after giving effect thereto.

For purposes of determining compliance with this Section 6.04, (i) the amount of any investment, loan or advance shall be the amount actually invested, loaned or advanced, without adjustment for subsequent increases or decreases in the value of such investment, loan or advance, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such investment, loan or advance and (ii) if an investment, loan or advance meets the criteria of more than one of the types of investments, loans and advances described in the above clauses, the Company, in its reasonable discretion, shall classify, and from time to time may reclassify, such investment, loan or advance and only be required to include the amount and type of such investment, loan or advance in one of such clauses.

SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Interest Rate Swap Agreements with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional rights to acquire shares of its stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees or directors of the Company and its Subsidiaries, (d) the Company may make any other Restricted Payment, so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, in an aggregate amount, taken with all other Restricted Payments made pursuant to this Section 6.06(d) and all investments made pursuant to Section 6.04(n) (but without duplication as a result of the subtraction of any such Restricted Payments or investments in accordance with the definition of “Available Amount”), not to exceed the Available Amount~~,~~ and (e) the Company may make additional Restricted Payments not otherwise permitted under this Section 6.06 if the Company is in pro forma compliance with a Leverage Ratio of 4.00:1.00 or below, so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto~~, (f) Subordinated Debt Payments with the proceeds received from the substantially concurrent issuance of common Equity Interests (other than Disqualified Equity Interests) or with proceeds of common Equity Interests (other than Disqualified Equity Interests) that have been deposited into a segregated account subject to a trust, escrow or other funding arrangement entered into in connection with such issuance for the purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring for value Subordinated Indebtedness, (g) refinancings and replacements of Subordinated Indebtedness, so long as such refinanced or replacement Subordinated Indebtedness is subordinated in right of payment to the Obligations to at least the same extent as the Subordinated Indebtedness that is the subject of such refinancing or replacement and is unsecured, (h) the conversion of any Subordinated Indebtedness or intercompany Indebtedness to Equity Interests (other than Disqualified Equity Interests) and (i) Subordinated Indebtedness that is intercompany Indebtedness not to exceed $25,000,000 in the aggregate.~~.

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate, (c) transactions permitted under Section 6.04 with Joint Ventures consisting of cash equity contributions by the Company and its Subsidiaries, or any one or more of them, (d) any Restricted Payment permitted by Section 6.06 and (e) transactions contemplated by any Permitted Receivables Facility Documents.

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any material portion of the property or assets of the Company and its Domestic Subsidiaries, taken as a whole, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or by any Existing Note Agreements or by any financings from time to time permitted by Section 6.01(j) (such financings permitted by Section 6.01(j), the “Permitted Financings”) so long as, in the case of Permitted Financings, such prohibition, restriction or condition is customary for the Indebtedness under the Permitted Financings, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in Permitted Receivables Facility Documents or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Financial Covenants.

(a) [Reserved].

(b) Maximum Secured Leverage Ratio. The Company will not permit the ratio (the “Secured Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after the Amendment No. 1 Closing Date, of (i) Consolidated Total Indebtedness that is secured by a Lien on such date to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than (i) for each quarter ending after the Amendment No. 1 Closing Date and before June 2, 2018, 6.50 to 1.00, (ii) for the Borrower’s fiscal quarter ending June 2, 2018, 6.25 to 1.00 and (iii) for the Borrower’s fiscal quarter ending September 1, 2018 and each fiscal quarter thereafter, 5.90 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) ~~any~~the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) ~~any~~the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of ~~any~~the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to ~~any~~the Borrower’s existence), 5.08 or 5.09 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Company or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) ~~any~~the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (including any Financial Covenant incorporated pursuant to Section 5.10) (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of ~~such~~the Borrower’s or such Subsidiary Guarantor’s knowledge of such breach or notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (excluding the amount of any insurance coverage by insurance companies with the financial ability to pay the same and who have agreed in writing to cover the applicable claim(s)) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any material provisions of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o) subject to Sections 5.09 and 5.11, and except as released in accordance with Section 9.16, any Collateral Document after the delivery and effectiveness thereof shall cease to create a valid and perfected Lien, to the extent and in the manner required under such Collateral Document and, with the priority required by such Collateral Document, on and security interest in any material portion of the Collateral taken as a whole, subject to Liens permitted under Section 6.02, (except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing Equity Interests or promissory notes pledged under the Collateral Documents or to file Uniform Commercial Code financing statements or continuation statements, Intellectual Property Security Agreements (to the extent executed and delivered to the Collateral Agent) or Mortgages (to the extent executed and delivered to the Collateral Agent); or

(p) within 40 days following the date of effectiveness of the Senior Secured Term Loan Facility, all indebtedness under the Existing Note Agreements (including any prepayment premium and make-whole amount payable in connection therewith) shall not have been paid in full;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (including the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to ~~any~~the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, (i) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity and (ii) at such time or times as the Administrative Agent may elect, apply all or part of the proceeds constituting Collateral in payments of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to the preceding sentence, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral, and all other amounts received on account of the Obligations) in accordance with Section 4.02 of the Security Agreement~~]~~.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than the sixth paragraph hereof, relating to the resignation and replacement of the Administrative Agent) are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Banks), and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the written consent of the Company, which consent shall not be unreasonably withheld or delayed; provided, that no such consent of the Company shall be required if an Event of Default shall have occurred and be continuing on the date of such appointment. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by ~~any~~the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between ~~such~~the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further confirms that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or a Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

The Lenders and each other Secured Party (by becoming a party hereto or otherwise obtaining the benefit of any Subsidiary Guaranty or any Collateral) irrevocably authorize and direct the Collateral Agent to act as agent with respect to the Collateral under each of the Collateral Documents and to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the other Secured Parties.~~]~~ Each Lender and each other Secured Party (by becoming a party hereto or otherwise obtaining the benefit of any Subsidiary Guaranty or any Collateral) agrees that any action taken by the Administrative Agent, the Collateral Agent, any Issuing Bank or the Required Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) in accordance with the provisions hereof and of the other Loan Documents and the exercise by the Administrative Agent, the Collateral Agent, any Issuing Bank or the Required Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the other Secured Parties. Without limiting the generality of the foregoing, the Collateral Agent and the Administrative Agent shall each have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Company or any of its Subsidiaries, (iii) act as agent for the Secured Parties for purposes stated therein to the extent such action is provided for under the Loan Documents; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent or the Collateral Agent or any other Person with respect to the Collateral under the Loan Documents relating thereto, applicable law, or otherwise.

The Lenders and each other Secured Party (by becoming a party hereto or otherwise obtaining the benefit of any Subsidiary Guaranty or any Collateral) irrevocably authorize (i) any Subsidiary Guarantor to be released from its obligations under any Subsidiary Guaranty as contemplated by Section 9.16 and (ii) the Administrative Agent to acknowledge the release of such Subsidiary Guarantor from its obligations under such Subsidiary Guaranty and take any other actions in connection therewith, in each case in accordance with Section 9.16. Upon request by the Administrative Agent at any time, the Required Lenders will reaffirm in writing the authorization granted in the immediately preceding sentence.

In addition, the Lenders and each other Secured Party (by becoming a party hereto or otherwise obtaining the benefit of any Subsidiary Guaranty or any Collateral) irrevocably agree that any Lien on any property granted to or held by the Collateral Agent under any Loan Document shall be automatically released or subordinated, as applicable, and hereby irrevocably authorize and direct the Administrative Agent to release or subordinate any such Lien, in each case as contemplated by Section 9.16, and to execute, deliver, and file all documents reasonably requested by the Company in connection therewith.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to ~~any~~the Borrower, to it c/o H.B. Fuller Company, 1200 Willow Lake Boulevard, St. Paul, Minnesota 55110, Attention of Heidi Weiler (Telecopy No. (651) 236-5724);

(ii) if to the Administrative Agent, (A) in the case of Dollar-denominated Borrowings, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Telecopy No. (888) 490-5663; Email: jpm.agency.servicing.1@jpmorgan.com) and (B) in the case of Borrowings denominated in another currency, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777-2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, Illinois, Attention of Richard Barritt (Telecopy No. (312) 386-7633);

(iii) if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 0 South Dearborn L2, Chicago, Illinois 60603, Attention of Chicago LC Agency Closing Team (Email: Chicago.LC.Agency.Closing.Team@jpmorgan.com; Chicago.LC.Agency.Activity.Team @jpmorgan.com);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Telecopy No. (888) 490-5663; Email: jpm.agency.servicing.1@jpmorgan.com);

(v) if to the Collateral Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn L2, Chicago, Illinois 60603, Attention of Loan and Agency; and

(vi) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)	Electronic Systems.

(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by ~~any~~the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment and subject to clauses (c) and (d) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or the percentage with respect to any Class of Lenders in the definition of the term “Majority in Interest” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments, the Revolving Loans and the Term Loans are included on the Effective Date), (vi) release the Company or all or substantially all of the Subsidiary Guarantors from, its obligations under Article X or the Subsidiary Guaranty, as applicable, without the written consent of each Lender or (vii) waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of Lenders of the applicable Class (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of a condition set forth in Section 4.02 for purposes of this Section 9.02); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing

Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.25 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender); provided further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Company and any Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the initial Term Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) such Non-Consenting Lender shall have received in same day funds on the day of such replacement an amount equal to (1) the outstanding principal amount of its Loans and participations in LC Disbursements and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by ~~such~~the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of any one primary counsel for the Administrative Agent, the Collateral Agent and their respective Affiliates (and, with respect to the Collateral Documents and any actions taken pursuant to Section 5.11, an additional counsel for the Amendment Arranger (as defined in Amendment No. 1)) and their Affiliates collectively, and one additional local counsel in each jurisdiction as to which the Administrative Agent and the Collateral Agent (as applicable) reasonably determines local counsel is appropriate, for the Administrative Agent or the Collateral Agent (as applicable), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender (provided that the Company’s obligations to pay fees of counsel shall be limited to one counsel for the Administrative Agent, the Collateral Agent and the Lenders taken as a whole and, solely in the case of any actual or perceived conflict of interest, one additional counsel to all similarly affected Lenders (and, if reasonably necessary, of one local counsel in any relevant jurisdiction (and any special counsel reasonably retained by the Administrative Agent) to the Administrative Agent and the Lenders taken as a whole, and solely in the case of any such conflict of interest, one additional local counsel to all similarly affected Lenders taken as a whole, in each such relevant jurisdiction and one additional special counsel to all similarly affected Lenders taken as a whole)), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent, the Collateral Agent, the Amendment Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries or their respective equity holders, Affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (as applicable), and each Revolving Lender severally agrees to pay to such Issuing

Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, ~~no~~the Borrower shall not assert, and ~~each Borrower~~ hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 15 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) ~~no~~the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by ~~any~~the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of Term Loans from a Lender to another Lender, an Affiliate of a Lender or an Approved Fund;

(C) each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of Term Loans; and

(D) the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of Term Loans.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan) unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) the assignee shall not be an Ineligible Institution.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of ~~each~~the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, ~~each~~the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loans, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of ~~any~~the Borrower or any Subsidiary Guarantor against any of and all the obligations of ~~such~~the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) ~~Each~~The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New

York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against ~~any~~the Borrower or its properties in the courts of any jurisdiction.

(c) ~~Each~~The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to ~~any~~the Borrower and its obligations, (g) on a confidential basis to any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies ~~each~~the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies ~~such~~the Borrower, which information includes the name and address of ~~such~~the Borrower and other information that will allow such Lender to identify ~~such~~the Borrower in accordance with the Patriot Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), ~~each~~the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between ~~such~~the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) ~~such~~the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) ~~such~~the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for ~~such~~the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to ~~such~~the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of ~~such~~the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to ~~such~~the Borrower or its Affiliates. To the fullest extent permitted by law, ~~each~~the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16. Release of Subsidiary Guarantors and Collateral.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty and the other Loan Documents to which it is a party (including its obligations to pledge and grant any Collateral owned by it pursuant to the Collateral Documents) and any pledge of Equity Interests in such Subsidiary Guarantor and the Collateral owned by such Subsidiary Guarantor, in each case pursuant to the Collateral Documents, shall automatically be released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release, including directions to the Collateral Agent to effect any such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, if no Event of Default is continuing, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty and the other Loan Documents to which it is a party (including its obligations to pledge and grant any Collateral owned by it pursuant to the Collateral Documents) if such Subsidiary Guarantor is no longer a Material Subsidiary.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations in respect of Swap Agreements or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) Notwithstanding anything to the contrary in any Loan Document, the Collateral and any other collateral security for the Obligations shall automatically be released, and the Administrative Agent shall direct the Collateral Agent to release such Collateral or other collateral security, from any security interest or Lien created by the Loan Documents (i) upon the Disposition of such Collateral to any Person other than a Loan Party pursuant to a transaction not restricted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby) (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (ii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (except in the case of a release of all or substantially all of the Collateral (other than in connection with a transaction not restricted by Sections 6.03), which release shall require the written consent of all Lenders), (iii) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Subsidiary Guaranty pursuant to this Section 9.16, or (iv) as expressly provided in any Collateral Document; and the Administrative Agent shall then deliver to the Loan Parties all Collateral and any other collateral held under the Loan Documents and related documents in the custody or possession of such Person and, if reasonably requested by any Loan Party, shall execute and deliver (to the extent applicable) to such Loan Party for filing in each office in which any financing statement relative to such collateral, or any part thereof, shall have been filed, a termination statement under the Uniform Commercial Code or like statute in any other jurisdiction releasing or evidencing the release of the Administrative Agent’s interest therein, and such other documents and instruments as any Loan Party may reasonably request at the cost and expense of the Borrower. The Administrative Agent shall not be liable for any action taken by it at the reasonable request of a Loan Party pursuant to this Section 9.16(d).

SECTION 9.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.18. Intercreditor Agreement. The Lenders hereby authorize the Administrative Agent to enter into the Intercreditor Agreement and any other intercreditor agreement or arrangement permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement shall be binding upon the Lenders. Notwithstanding anything herein to the contrary, (i) the Liens granted to the Administrative Agent and the Collateral Agent pursuant to the Collateral Documents are expressly subject to the Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under the Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of the Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto. In the event of any conflict between the terms of the Intercreditor Agreement (if in effect) or any other such intercreditor agreement and the terms of this Agreement, the terms of the Intercreditor Agreement (if in effect) or such other intercreditor agreement, as applicable, shall govern.

SECTION 9.19. Release of Collateral. No amendment or waiver of any Loan Document shall, without the written consent of each Lender, release all or substantially all of the Collateral in any transaction or series of related transactions.

SECTION 9.20. MIRE Events. Notwithstanding anything else to the contrary in the Agreement, no MIRE Event may be closed until the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed). If the Lenders have not informed the Administrative Agent and the Borrower of any outstanding flood diligence requirements by the date that is thirty (30) days (or 5 Business Days if no pledged real estate is in an SFHA Zone) after the date on which the Administrative Agent made available to the Lenders (which may be delivered electronically) the following documents with respect to each pledged real property: (i) a completed flood hazard determination from a third party vendor; (ii) for each real property located in a “special flood hazard area”, (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Party of such notice; and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance with respect to such Mortgage, Lenders will be deemed to have completed its flood insurance due diligence and flood insurance compliance and to have consented to such Mortgage.~~.~~

ARTICLE X

Company Guarantee

In order to induce the Lenders to extend credit ~~to the other Borrowers~~ hereunder, the Company hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations (other than, for the avoidance of doubt, Obligations of the Company). The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any ~~Borrower~~Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by: (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any ~~Borrower~~Subsidiary under the provisions of this Agreement, any Banking Services Agreement, any Swap Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document, any Banking Services Agreement, any Swap Agreement or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any ~~Borrower~~Subsidiary or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any ~~Borrower~~Subsidiary or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by ~~such~~the Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any ~~Borrower~~Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or any other circumstance.

The Company further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, any Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization of any ~~Borrower~~Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of the Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any ~~Borrower or~~ Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such ~~Borrower or~~ Subsidiary, as the case may be, to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment in cash of the Obligations.

The Company hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Subsidiary Guaranty in respect of Specified Swap Obligations (provided, however, that the Company shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Company intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment in cash of the Obligations.

ARTICLE XI

Limitation on Foreign Subsidiaries.

Notwithstanding any other provision of this Agreement, including but not limited to Section 2.06 and Article X, no Foreign Subsidiary shall be liable under this Agreement or any other Loan Document for or on account of any Loans made to or Letters of Credit issued for the account of the Company or any Domestic Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

H.B. FULLER COMPANY, as the Company

By
Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

JPMORGAN CHASE BANK, N.A., individually as a Lender, as an Issuing Bank, as Swingline Lender and as Administrative Agent

By
Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender, Co-Syndication Agent and as an Issuing Bank

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Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

CITIBANK, N.A., individually as a Lender, Co- Syndication Agent and as an Issuing Bank

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Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., individually as a Lender and as an Issuing Bank

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Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

MORGAN STANLEY BANK, N.A., individually as a Lender and as an Issuing Bank

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Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

BANK OF AMERICA, N.A., as a Lender

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Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

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Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

PNC BANK, NATIONAL ASSOCIATION, as a
Lender

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Name:
Title:

Signature Page to Credit Agreement

H.B. Fuller Company

THE NORTHERN TRUST COMPANY, as a
Lender

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Name:
Title: